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                                     $72,000,000

                        AMENDED AND RESTATED CREDIT AGREEMENT

                                        Among

                               RAMCO OPERATING COMPANY

                                     as Borrower,

                             THE FINANCIAL INSTITUTIONS
                            NAMED IN THIS CREDIT AGREEMENT

                                      as Banks,

                                         and

                           UNION BANK OF CALIFORNIA, N. A.

                                       as Agent


                                  December 12, 1997


===============================================================================

                                  TABLE OF CONTENTS

                                                                          Page

                                      ARTICLE I

                           DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. . . . . . . . . . . . . . . . . . . . .  2
Section 1.02. Computation of Time Periods. . . . . . . . . . . . . . . . . . 20
Section 1.03. Accounting Terms; Changes in GAAP. . . . . . . . . . . . . . . 20
Section 1.04. Types of Advances. . . . . . . . . . . . . . . . . . . . . . . 21
Section 1.05. Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . 21

                                      ARTICLE II

                                  CREDIT FACILITIES

Section 2.01. Commitment for Advances. . . . . . . . . . . . . . . . . . . . 21
Section 2.02. Borrowing Base . . . . . . . . . . . . . . . . . . . . . . . . 22
Section 2.03. Method of Borrowing. . . . . . . . . . . . . . . . . . . . . . 24
Section 2.04. Reduction of the Revolving Commitment. . . . . . . . . . . . . 27
Section 2.05. Prepayment of Advances . . . . . . . . . . . . . . . . . . . . 28
Section 2.06. Repayment of Advances. . . . . . . . . . . . . . . . . . . . . 30
Section 2.07. Letters of Credit. . . . . . . . . . . . . . . . . . . . . . . 30
Section 2.08. Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
Section 2.09. Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
Section 2.10. Payments and Computations. . . . . . . . . . . . . . . . . . . 37
Section 2.11. Sharing of Payments, Etc.. . . . . . . . . . . . . . . . . . . 38
Section 2.12. Breakage Costs . . . . . . . . . . . . . . . . . . . . . . . . 38
Section 2.13. Increased Costs. . . . . . . . . . . . . . . . . . . . . . . . 39
Section 2.14. Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

                                     ARTICLE III

                                CONDITIONS OF LENDING

Section 3.01. Conditions Precedent to Initial Advances . . . . . . . . . . . 42

Section 3.02. Conditions Precedent to All Borrowings . . . . . . . . . . . . 45

                                      ARTICLE IV

                            REPRESENTATIONS AND WARRANTIES

Section 4.01. Corporate Existence; Subsidiaries. . . . . . . . . . . . . . . 45
Section 4.02. Corporate Power. . . . . . . . . . . . . . . . . . . . . . . . 46
Section 4.03. Authorization and Approvals. . . . . . . . . . . . . . . . . . 46
Section 4.04. Enforceable Obligations. . . . . . . . . . . . . . . . . . . . 46
Section 4.05. Financial Statements . . . . . . . . . . . . . . . . . . . . . 46
Section 4.06. True and Complete Disclosure . . . . . . . . . . . . . . . . . 47
Section 4.07. Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 47
Section 4.08. Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . 48
Section 4.09. Investment Company Act . . . . . . . . . . . . . . . . . . . . 48
Section 4.10. Public Utility Holding Company Act . . . . . . . . . . . . . . 48
Section 4.11. Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
Section 4.12. Pension Plans. . . . . . . . . . . . . . . . . . . . . . . . . 49
Section 4.13. Condition of Property; Casualties. . . . . . . . . . . . . . . 50
Section 4.14. No Burdensome Restrictions; No Defaults. . . . . . . . . . . . 50
Section 4.15. Environmental Condition. . . . . . . . . . . . . . . . . . . . 50
Section 4.16. Permits, Licenses, Etc.. . . . . . . . . . . . . . . . . . . . 51
Section 4.17. Gas Contracts. . . . . . . . . . . . . . . . . . . . . . . . . 51
Section 4.18. Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
Section 4.19. Solvency.. . . . . . . . . . . . . . . . . . . . . . . . . . . 52
Section 4.20. Capitalization; Ownership. . . . . . . . . . . . . . . . . . . 52

                                      ARTICLE V

                                AFFIRMATIVE COVENANTS

Section 5.01. Compliance with Laws, Etc. . . . . . . . . . . . . . . . . . . 52
Section 5.02. Maintenance of Insurance . . . . . . . . . . . . . . . . . . . 53
Section 5.03. Preservation of Corporate Existence, Etc.. . . . . . . . . . . 54
Section 5.04. Payment of Taxes, Etc. . . . . . . . . . . . . . . . . . . . . 54
Section 5.05. Visitation Rights. . . . . . . . . . . . . . . . . . . . . . . 54
Section 5.06. Reporting Requirements . . . . . . . . . . . . . . . . . . . . 54
Section 5.07. Maintenance of Property. . . . . . . . . . . . . . . . . . . . 58
Section 5.08. Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . . 58

Section 5.09. Title Opinions.. . . . . . . . . . . . . . . . . . . . . . . . 58
Section 5.10. Interest Hedge Arrangements. . . . . . . . . . . . . . . . . . 59
Section 5.11. Agreement to Pledge. . . . . . . . . . . . . . . . . . . . . . 59
Section 5.12. Independent Directors. . . . . . . . . . . . . . . . . . . . . 59

                                      ARTICLE VI

                                  NEGATIVE COVENANTS

Section 6.01. Liens, Etc.. . . . . . . . . . . . . . . . . . . . . . . . . . 60
Section 6.02. Debts, Guaranties, and Other Obligations . . . . . . . . . . . 61
Section 6.03. Agreements Restricting Liens and Distributions . . . . . . . . 62
Section 6.04. Merger or Consolidation; Asset Sales . . . . . . . . . . . . . 62
Section 6.05. Restricted Payments. . . . . . . . . . . . . . . . . . . . . . 62
Section 6.06. Investments. . . . . . . . . . . . . . . . . . . . . . . . . . 63
Section 6.07. Limitation on Speculative Hedging. . . . . . . . . . . . . . . 63
Section 6.08. Affiliate Transactions . . . . . . . . . . . . . . . . . . . . 63
Section 6.09. Compliance with ERISA. . . . . . . . . . . . . . . . . . . . . 64
Section 6.11. Sale-and-Leaseback . . . . . . . . . . . . . . . . . . . . . . 64
Section 6.12. No Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . 64
Section 6.13. Change of Business . . . . . . . . . . . . . . . . . . . . . . 64
Section 6.14. Organizational Documents, Name Change. . . . . . . . . . . . . 64
Section 6.15. General and Administrative Expenses. . . . . . . . . . . . . . 65
Section 6.16. Capital Expenditures.. . . . . . . . . . . . . . . . . . . . . 65
Section 6.17. Rental Expense.. . . . . . . . . . . . . . . . . . . . . . . . 65
Section 6.18. Accounts Payable.. . . . . . . . . . . . . . . . . . . . . . . 65
Section 6.19. Advance Payment Contracts. . . . . . . . . . . . . . . . . . . 65
Section 6.20. Current Ratio. . . . . . . . . . . . . . . . . . . . . . . . . 65
Section 6.21. Interest Coverage Ratio. . . . . . . . . . . . . . . . . . . . 66
Section 6.22. Debt Service Ratio.. . . . . . . . . . . . . . . . . . . . . . 66

                                     ARTICLE VII

                                       REMEDIES

Section 7.01. Events of Default. . . . . . . . . . . . . . . . . . . . . . . 66
Section 7.02. Optional Acceleration of Maturity. . . . . . . . . . . . . . . 68
Section 7.03. Automatic Acceleration of Maturity . . . . . . . . . . . . . . 69
Section 7.04. Right of Set-off . . . . . . . . . . . . . . . . . . . . . . . 69

Section 7.05. Actions Under Credit Documents . . . . . . . . . . . . . . . . 70
Section 7.06. Non-exclusivity of Remedies. . . . . . . . . . . . . . . . . . 70

                                     ARTICLE VIII

                            THE AGENT AND THE ISSUING BANK

Section 8.01. Authorization and Action . . . . . . . . . . . . . . . . . . . 70
Section 8.02. Agent's Reliance, Etc. . . . . . . . . . . . . . . . . . . . . 70
Section 8.03. The Agent and Its Affiliates . . . . . . . . . . . . . . . . . 71
Section 8.04. Bank Credit Decision . . . . . . . . . . . . . . . . . . . . . 71
Section 8.05. Indemnification. . . . . . . . . . . . . . . . . . . . . . . . 71
Section 8.06. Successor Agent and Issuing Bank . . . . . . . . . . . . . . . 72

                                      ARTICLE IX

                                    MISCELLANEOUS

Section 9.01. Amendments, Etc. . . . . . . . . . . . . . . . . . . . . . . . 73
Section 9.02. Notices, Etc.. . . . . . . . . . . . . . . . . . . . . . . . . 74
Section 9.03. No Waiver; Remedies. . . . . . . . . . . . . . . . . . . . . . 74
Section 9.04. Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . 74
Section 9.05. Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . 74
Section 9.06. Bank Assignments and Participations. . . . . . . . . . . . . . 75
Section 9.07. Indemnification. . . . . . . . . . . . . . . . . . . . . . . . 77
Section 9.08. Execution in Counterparts. . . . . . . . . . . . . . . . . . . 77
Section 9.09. Survival of Representations, Etc . . . . . . . . . . . . . . . 78
Section 9.10. Severability . . . . . . . . . . . . . . . . . . . . . . . . . 78
Section 9.11. Business Loans . . . . . . . . . . . . . . . . . . . . . . . . 78
Section 9.12. Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . 78

EXHIBITS:

    Exhibit A         -    Form of Assignment and Acceptance
    Exhibit B         -    Form of Compliance Certificate
    Exhibit C-1       -    Form of Guaranty
    Exhibit C-2       -    Form of Limited Guaranty
    Exhibit D-1       -    Form of Mortgage
    Exhibit D-2       -    Form of Mortgage Amendment

    Exhibit E         -    Form of Notice of Borrowing
    Exhibit F         -    Form of Notice of Conversion or Continuation
    Exhibit G         -    Form of Pledge Agreement
    Exhibit H-1       -    Form of Revolving Note
    Exhibit H-2       -    Form of Term Note
    Exhibit I         -    Form of Security Agreement
    Exhibit J         -    Form of Transfer Letters
    Exhibit K-1       -    Form of Borrower's Oklahoma Counsel Opinion
    Exhibit K-2       -    Form of Agent's Counsel Opinion

SCHEDULES:

    Schedule 1        -    Borrower, Agent, and Bank Information
    Schedule 4.01     -    Subsidiaries
    Schedule 4.07     -    Existing Litigation
    Schedule 5.08     -    Bank Accounts
    Schedule 6.01     -    Permitted Existing Liens
    Schedule 6.02     -    Permitted Existing Debt
    Schedule 6.06     -    Permitted Investments

                        AMENDED AND RESTATED CREDIT AGREEMENT


    This Amended and Restated Credit Agreement dated as of December 12, 1997 is among RAMCO Operating Company, a Delaware corporation, the Banks (as defined below), and Union Bank of California, N.A., as Agent for the Banks.

    The Borrower, the Banks, and the Agent agree as follows:

                                     INTRODUCTION

    A. RAMCO-NYL 1987 Limited Partnership, a Texas limited partnership (the "Partnership"), the Banks and the Agent are parties to the Credit Agreement dated as of November 27, 1996, as amended by Amendment No.1 dated as of May 30, 1997, and Amendment No. 2 dated as of August 5, 1997 (the "Existing Credit Agreement").

    B. The managing general partner and the limited partner of the Partnership is RAMCO Operating Company, a Delaware corporation (the "Borrower"), and the special general partner of the Partnership is Oklahoma Double R Corporation, a Delaware corporation ("Double R"). Prior to its merger with and into the Borrower, the limited partner of the Partnership was RB Operating Company, an Oklahoma corporation and wholly-owned subsidiary of the Borrower ("Old RBOC"). Each of the Borrower, Double R and Old RBOC guaranteed the Partnership's obligations under the Existing Credit Agreement and secured their obligations under such guaranties by granting the Agent for its benefit and the benefit of the Banks a security interest in substantially all of their assets.

    C. Prior to the execution and delivery of this Agreement, the Partnership has been dissolved, and all of the assets of the Partnership have been distributed to the Borrower and Double R, its remaining partners. The assets which would have otherwise been distributed to Double R were distributed to the Borrower in partial satisfaction of certain debts owing by Double R to the Borrower. The transactions described in this paragraph C are hereinafter collectively referred to as the "Reorganization".

    D. The Banks have consented to the Reorganization on the condition that the Borrower assumes all of the obligations of the Partnership under the Existing Credit Agreement and the other Credit Documents (as defined in the Existing Credit Agreement) and that the parties hereto enter into an amendment to effect certain amendments to the Existing Credit Agreement.

    E. To evidence the credit facility requested hereunder, the Borrower, the Agent and the Banks have agreed that this Agreement is an amendment and restatement of the

Existing Credit Agreement, not a new or substitute credit agreement or novation of the Existing Credit Agreement, and each reference to an "Advance" or a "Letter of Credit" shall include each Advance made and each Letter of Credit issued heretofore under the Existing Credit Agreement as well as each Advance made and each Letter of Credit issued hereafter under this Credit Agreement.

                                      ARTICLE I

                           DEFINITIONS AND ACCOUNTING TERMS

    Section 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

    "ACCEPTABLE SECURITY INTEREST" in any Property means a Lien which
(a) exists in favor of the Agent for the benefit of the Agent and the Banks;
(b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, except to the extent that the rights of another Person are permitted hereunder; (c) secures the Obligations; and (d) is perfected and enforceable.

    "ADJUSTED REFERENCE RATE" means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Reference Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2%.

    "ADVANCE PAYMENT CONTRACT" means any contract whereby the Borrower or a Guarantor either (a) receives or becomes entitled to receive (either directly or indirectly through a third party for the Borrower's or such Guarantor's account or benefit) any payment ("Advance Payment") to be applied toward the payment of the purchase price of Hydrocarbons produced or to be produced from any Leases owned by the Borrower or such Guarantor and which Advance Payment is paid or to be paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production or (b) grants to the purchaser an option or right of refusal to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to become applied as payment for a portion only of the purchase price thereof or for a percentage or a share of such production.

    "ADVANCE" means any Revolving Advance or Term Advance.

    "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.

    "AGENT" means Union Bank of California, N.A., in its capacity as an agent pursuant to Article VIII and any successor agent pursuant to Section 8.06.

    "AGENT'S FEE LETTER" has the meaning specified in Section 2.08(b).

    "AGREEMENT" means this Amended and Restated Credit Agreement, as the same may be amended, supplemented, and otherwise modified from time to time.

    "AMENDED AND RESTATED REVOLVING NOTE" means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of the attached EXHIBIT H-1, evidencing indebtedness of the Borrower to such Bank resulting from Revolving Advances owing to such Bank.

    "AMENDED AND TERM NOTE" means a promissory note of the Borrower payable to the order of any Bank in substantially the form of the attached EXHIBIT H-2, evidencing indebtedness of the Borrower to such Bank resulting from any Term Advance to such Bank.

    "APPLICABLE LENDING OFFICE" means, with respect to each Bank, such Bank's Domestic Lending Office in the case of a Reference Rate Advance and such Bank's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

    "APPLICABLE MARGIN" means:

    (a) for each day that there is any principal amount outstanding under any Term Advance, (i) for Revolving Advances, 0.50% per annum for Reference Rate Advances and 2.50% per annum for Eurodollar Rate Advances and (ii) for Term Advances (all of which shall be Reference Rate Advances), 3.50% per annum;

    (b) for each day after the outstanding principal amount of all Term Advances has been repaid in full, the following percentages based upon the ratio of (i) the aggregate outstanding amount of Advances PLUS the Letter of Credit Exposure on such day to (ii) the Borrowing Base as of such day:

    Ratio of Outstanding
    Revolving Advances PLUS
    Letter of Credit Exposure to   Applicable Margin         Applicable Margin
    Borrowing Base                 Reference Rate Advances   Eurodollar Rate Advances
    --------------                 -----------------------   ------------------------
        Less than .50                       0.00%                     1.50%
      Less than or equal
         to .50 and .75                     0.25%                     2.125%
        Greater than .75                    0.50%                     2.50%


    "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Agent, in substantially the form of the attached EXHIBIT A.

    "BANKS" means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.06.

    "BORROWER" means RAMCO Operating Company, a Delaware corporation.

    "BORROWING BASE" means at any particular time, the Dollar amount determined in accordance with Section 2.02 on account of Proven Reserves attributable to Oil and Gas Properties of the Borrower and the Guarantors described in the most recent Independent Engineering Report or Internal Engineering Report, as applicable, delivered to the Agent and the Banks pursuant to Section 2.02.

    "BUSINESS DAY" means a day of the year on which banks are not required or authorized to close in Dallas, Texas, New York, New York, and Los Angeles, California and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by banks in the London interbank market.

    "CAPITAL EXPENDITURES" means, for the Borrower and the Guarantors for any period, the aggregate of all expenditures and costs paid by the Borrower and the Guarantors during such period that are for items which are capital in nature, including, without limitation, intangible drilling and development expenditures.

    "CAPITAL LEASES" means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

    "CASH COLLATERAL ACCOUNT" means a special interest bearing cash collateral account pledged by the Borrower to the Agent for the ratable benefit of the Banks containing cash deposited pursuant to Sections 2.05(b), 7.02(b), or 7.03(b) to be maintained at the Agent's office in accordance with Section 2.07(g) and bear interest or be invested in the Agent's reasonable discretion.

    "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

    "CLASS" has the meaning set forth in Section 1.04.

    "CODE" means the Internal Revenue Code of 1986, as amended, and any successor statute.

    "COLLATERAL" means (a) all Collateral (as defined in each of the Mortgages, the Security Agreements, and the Pledge Agreements) and (b) all amounts contained in the Borrower's and the Guarantors' bank accounts.

    "COMPLIANCE CERTIFICATE" means a compliance certificate in the form of the attached EXHIBIT B signed by a Responsible Officer of the Borrower.

    "CONTROLLED GROUP" means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

    "CONVERT," "CONVERSION," and "CONVERTED" each refers to a conversion of Revolving Advances of one Type into Revolving Advances of another Type pursuant to Section 2.03(b).

    "CREDIT DOCUMENTS" means this Agreement, the Notes, the Letter of Credit Documents, the Guaranties, the Security Documents, any Interest Hedge Agreements with a Bank, any Hydrocarbon Hedge Agreements with a Bank, the Agent's Fee Letter, and each other agreement, instrument, or document executed at any time in connection with the foregoing documents.

    "DEBT," for any Person, means without duplication:

    (a) indebtedness of such Person for borrowed money, including, without limitation, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing;

    (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

    (c) obligations of such Person to pay the deferred purchase price of property or services;

    (d)  obligations of such Person as lessee under Capital Leases;

    (e) obligations of such person under any Interest Hedge Agreement or Hydrocarbon Hedge Agreement;

    (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above;

    (g) any obligations in connection with any volumetric or production prepayments;

    (h) indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) secured by any Lien on or in respect of any Property of such Person; and

    (i) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

    "DEFAULT" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

    "DISSOLUTION AGREEMENT" means the Dissolution Agreement dated as of December 1, 1997 between the Borrower and Double R.

    "DOLLAR EQUIVALENT" means for all purposes of this Agreement, the equivalent in another currency of an amount in Dollars to be determined by reference to the rate of exchange quoted by Union Bank of California, N.A., at 10:00 a.m. (Los Angeles, California time) on the date of determination, for the spot purchase in the foreign exchange market of such amount of Dollars with such other currency.

    "DOLLARS" and "$" means lawful money of the United States of America.

    "DOMESTIC LENDING OFFICE" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" opposite its name on
SCHEDULE 1 or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

    "EBITDA" means, for the Borrower and the Guarantors for any period, (a) Net Income for the Borrower and the Guarantors for such period PLUS (b) to the extent deducted in determining Net Income, Interest Expense, taxes, and depreciation and amortization for such period.

    "EFFECTIVE DATE" means December 12, 1997.

    "ELIGIBLE ASSIGNEE" means any commercial bank or other financial institution approved by the Agent in its sole discretion.

    "ENGINEERING REPORT" means either an Independent Engineering Report or an Internal Engineering Report.

    "ENVIRONMENT" or "ENVIRONMENTAL" shall have the meanings set forth in 43 U.S.C. Section 9601(8) (1988).

    "ENVIRONMENTAL CLAIM" means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

    "ENVIRONMENTAL LAW" means all Legal Requirements arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, or toxic substances, materials or wastes; (d) the safety or health of employees; or
(e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, or toxic substances, materials or wastes.

    "ENVIRONMENTAL PERMIT" means any permit, license, order, approval or other authorization under Environmental Law.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

    "EUROCURRENCY LIABILITIES" has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

    "EURODOLLAR LENDING OFFICE" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" opposite its name on SCHEDULE 1 (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

    "EURODOLLAR RATE" means, for the Interest Period for each Eurodollar Advance comprising part of the same Revolving Borrowing, an interest rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) equal to the rate per annum at which deposits in Dollars are offered by the Los Angeles office of the Agent to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Agent's Eurodollar Rate Advance comprising part of such Revolving Borrowing and for a period equal to such Interest Period.

    "EURODOLLAR RATE ADVANCE" means an Advance which bears interest as provided in Section 2.09(b).

    "EURODOLLAR RATE RESERVE PERCENTAGE" of any Bank for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental, or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

    "EVENT OF DEFAULT" has the meaning specified in Section 7.01.

    "EXPIRATION DATE" means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

    "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

    "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System or any of its successors.

    "FINANCIAL STATEMENTS" means the Partnership's audited balance sheet and statements of income, retained earnings, and cash flow dated December 31, 1996 and the Partnership, the Borrower, Old RBOC and Gulf States' unaudited combined balance sheet and statements of income, retained earnings, and cash flow dated September 30, 1997 referred to in Section 4.05, copies of which have been delivered to the Agent and the Banks.

    "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

    "GOVERNMENTAL AUTHORITY" means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Bank, the Borrower, or any Guarantor or any of their respective Properties.

    "GUARANTORS" means Gulf States and any other Person who executes and delivers a Guaranty.

    "GUARANTIES" means the Guaranties each in substantially the form of the attached EXHIBIT C-1 and executed by a Guarantor.

    "GULF STATES" means RLP Gulf States, L.L.C., an Oklahoma limited liability company.

    "HAZARDOUS SUBSTANCE" means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

    "HAZARDOUS WASTE" means the substances regulated as such pursuant to any Environmental Law.

    "HYDROCARBON HEDGE AGREEMENT" means a swap, collar, floor, cap, option, forward sale or purchase or other contract (including sales contracts with known prices) which is intended to reduce or eliminate the risk of fluctuations in the price of the Hydrocarbons.

    "HYDROCARBONS" means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

    "INDEPENDENT ENGINEER" means Forrest A. Garb and Associates or any other engineering firm that the Borrower may engage with the Agent's consent, such consent not to be unreasonably withheld.

    "INDEPENDENT ENGINEERING REPORT" means a report, in form and substance satisfactory to the Agent and each of the Banks, prepared by an Independent Engineer, addressed to the Agent and the Banks with respect to the Oil and Gas Properties owned by the Borrower and the Guarantors (or to be acquired by the Borrower and the Guarantors, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the Agent, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Agent or any Bank.

    "INTEREST EXPENSE" means, for the Borrower and the Guarantors for any period, total interest, letter of credit fees, and other fees incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Hedge Agreements and Hydrocarbon Hedge Agreements, all as determined in conformity with GAAP.

    "INTEREST HEDGE AGREEMENT" means an interest hedge, rate swap, or cap, or similar arrangement between the Borrower and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower and such financial institution or the cap of the interest rate on any Debt of the Borrower.

    "INTEREST PERIOD" means, for each Eurodollar Rate Advance comprising part of the same Revolving Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Reference Rate Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below or by

Section 2.03 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below or by
Section 2.03. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may, upon notice received by the Agent not later than 10:00 a.m. (Los Angeles California time) on the third Business Day prior to the first day of such Interest Period select; PROVIDED, HOWEVER, that:

    (a) the Borrower may not select any Interest Period for any Revolving Advance which ends after the Revolving Maturity Date;

    (b) Interest Periods commencing on the same date for Advances comprising part of the same Revolving Borrowing shall be of the same duration;

    (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, PROVIDED that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

    (d) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

    "INTERNAL ENGINEERING REPORT" means a report, in form and substance satisfactory to the Agent and each Bank, prepared by the Borrower and certified by a Responsible Officer of the Borrower, addressed to the Agent and the Banks with respect to the Oil and Gas Properties owned by the Borrower and the Guarantors (or to be acquired by the Borrower and the Guarantors, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the Bank, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Agent or any Bank.

    "INTERIM FINANCIAL STATEMENTS" means the Partnership's unaudited balance sheet dated as of September 30, 1997 and the Partnership, the Borrower, Old RBOC and Gulf States' combined unaudited balance sheet dated as of September 30, 1997 and the related statements of income, retained earnings, and cash flow of the Partnership, the Borrower, Old RBOC and Gulf States for the nine months then ended, referred to in Section 4.05.

    "ISSUING BANK" means Union Bank of California, N.A. and any successor issuing bank pursuant to Section 8.06.

    "LEASES" means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

    "LEGAL REQUIREMENT" means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations D, G, T, U, and X.

    "LETTER OF CREDIT" means, individually, any letter of credit issued by the Issuing Bank which is subject to this Agreement and "LETTERS OF CREDIT" means all such letters of credit collectively.

    "LETTER OF CREDIT APPLICATION" means the Issuing Bank's standard form letter of credit application for either a commercial or standby letter of credit, as the case may be, which has been executed by the Borrower and accepted by the Issuing Bank in connection with the issuance of a Letter of Credit.

    "LETTER OF CREDIT DOCUMENTS" means all Letters of Credit, Letter of Credit Applications, and agreements, documents, and instruments entered into in connection with or relating thereto.

    "LETTER OF CREDIT EXPOSURE" means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time, PLUS (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

    "LETTER OF CREDIT OBLIGATIONS" means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.

    "LIEN" means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise

(including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

    "LIMITED GUARANTIES" means the Limited Guaranties executed by each of the Series B Preferred Stockholders each in substantially the form of the attached EXHIBIT C-2.

    "LIQUID INVESTMENTS" means:

    (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 180 days from the date of any acquisition thereof;

    (b) (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof ("bank debt securities"), issued by (A) the Agent or (B) Liberty National Bank & Trust Company, any other bank or trust company so long as such certificate of deposit is pledged to secure the Borrower or any Guarantors ordinary course of business bonding requirements, or any other bank or trust company which has primary capital of not less than $500,000,000.00, if at the time of deposit or purchase, such bank debt securities are rated not less than "AA" (or the then equivalent) by the rating service of Standard & Poor's Corporation or of Moody's Investors Service, Inc., and (ii) commercial paper issued by (A) the Agent or (B) any other Person if at the time of purchase such commercial paper is rated not less than "A-1" (or the then equivalent) by the rating service of Standard & Poor's Corporation or not less than "P-1" (or the then equivalent) by the rating service of Moody's Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Agent;

    (c)  repurchase agreements relating to investments described in clauses
(a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $500,000,000.00, if at the time of entering into such agreement the debt securities of such Person are rated not less than "AA" (or the then equivalent) by the rating service of Standard & Poor's Corporation or of Moody's Investors Service, Inc.; and

    (d) such other instruments (within the meaning of Article 9 of the Texas Business and Commerce Code) as the Borrower may request and the Agent may approve in writing, which approval will not be unreasonably withheld.

    "MAJORITY BANKS" means, at any time, Banks holding at least 66-2/3% of the then aggregate unpaid principal amount of the Notes held by the Banks and the Letter of Credit Exposure of the Banks at such time; provided that if no such principal amount or Letter of Credit Exposure is then outstanding, "Majority Banks" shall mean Banks having at least 66-2/3% of the aggregate amount of the Revolving Commitments at such time.

    "MATERIAL ADVERSE CHANGE" means (a) a material adverse change in the business, assets (including the Oil and Gas Properties of the Borrower and the Guarantors), financial condition, or results of operations of the Borrower or any Guarantor or (b) a material adverse effect on the Borrower's or any Guarantor's ability to perform its obligations under this Agreement, any Note, any Guaranty, or any other Credit Document.

    "MAXIMUM RATE" means the maximum nonusurious interest rate under applicable law.

    "MORTGAGE AMENDMENTS" means, collectively, each of the Mortgage Amendments executed by any one or more of the Borrower or any of the Guarantors in substantially the form of Exhibit D-2.

    "MORTGAGES" means, collectively, each of (a) the Mortgages, Deeds of Trust, Security Agreements, Assignments of Production and Financing Statements executed by any one or more of the Partnership, the Borrower, or any of the Guarantors in favor of the Agent for the ratable benefit of the Agent and the Banks, as the same may be amended, modified or supplemented from time-to-time, together with any assumptions or assignments of the obligations thereunder by the Partnership, the Borrower or any Guarantor, in substantially the form of the attached EXHIBIT D-1.

    "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

    "NET CASH PROCEEDS" means, with respect to any sale, transfer, or other disposition of any of the Borrower's or any Guarantor's Property (including the sale or transfer of stock or other equity interest by the Borrower or such Guarantor) all cash and Liquid Investments received by the Borrower or any Guarantor from such sale, transfer or other disposition after (a) payment of, or provision for, all brokerage commissions and other reasonable out-of-pocket fees and expenses actually incurred; (b) payment of any outstanding obligations relating to such Property paid in connection with, and necessary for, any such sale, transfer, or other disposition; and (c) the amount of reserves recorded in accordance with GAAP for indemnity or similar obligations of the Borrower and the Guarantors directly related to such sale, transfer or other disposition.

    "NET INCOME" means, for any Person and for any period of its determination, the net income of such Person determined in accordance with GAAP consistently applied, but excluding any gains and losses on sales and retirements of assets and any noncash write-down of assets.

    "NOTE" means an Amended and Restated Revolving Note or an Amended and Restated Term Note.

    "NOTICE OF BORROWING" means a notice of borrowing in the form of the attached EXHIBIT E signed by a Responsible Officer of the Borrower.

    "NOTICE OF CONVERSION OR CONTINUATION" means a notice of conversion or continuation in the form of the attached EXHIBIT F signed by a Responsible Officer of the Borrower.

    "OBLIGATIONS" means all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by the Borrower and the Guarantors to the Agent or the Banks under the Credit Documents.

    "OIL AND GAS PROPERTIES" means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.

    "PARTNERS" means RAMCO Partners, an Oklahoma general partnership.

    "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

    "PERMITTED LIENS" means the Liens permitted to exist pursuant to Section
6.01.

    "PERSON" means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

    "PLAN" means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

    "PLEDGE AGREEMENTS" means the Amended and Restated Pledge Agreements each in the form of the attached EXHIBIT G, executed by the Borrower, as the same may be amended, modified or supplemented from time to time.

    "PROPERTY" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

    "PRO RATA SHARE" means, with respect to any Bank, either (a) the ratio (expressed as a percentage) of such Bank's Revolving Commitments at such time to the aggregate Revolving Commitments at such time or (b) if the Revolving Commitments have been terminated, the ratio (expressed as a percentage) of such Bank's aggregate outstanding Advances and Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure of all the Banks at such time.

    "PROVED DEVELOPED PRODUCING RESERVES" means, with respect to any Oil and Gas Properties, those quantities of Hydrocarbons, estimated with reasonable certainty, as demonstrated by geological and engineering data, to be economically recoverable from such Oil and Gas Properties by producing methods under existing economic conditions using existing equipment and operating methods from existing completion intervals open for production in existing wells which shall have had at least 30 days of continuous production.

    "PROVEN RESERVES" means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties included or to be included in the Borrowing Base under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made). The prices used may include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

    "RBOC" means RB Operating Company, a Delaware corporation and a wholly-owned subsidiary of the Borrower, formerly known as RLP Operating Company.

    "REFERENCE RATE" means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest publicly announced by Union Bank of California, N.A., as its reference rate, whether or not the Borrower has notice thereof.

    "REFERENCE RATE ADVANCE" means an Advance which bears interest as provided in Section 2.09(a).

    "REGISTER" has the meaning set forth in paragraph (c) of Section 9.06.

    "REGULATIONS D, G, T, U, AND X" mean Regulations D, G, T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

    "REIMBURSEMENT OBLIGATIONS" means all of the obligations of the Borrower to reimburse the Issuing Bank for amounts paid by the Issuing Bank under Letters of Credit as established by the Letter of Credit Applications and
Section 2.07(d).

    "RELEASE" shall have the meaning set forth in CERCLA or under any other Environmental Law.

    "RENTAL EXPENSE" means, for any period, all amounts payable by the Borrower and the Guarantors during such period under any lease, sublease, or other instrument (other than a Capital Lease) pursuant to which the Borrower or any of the Guarantors is entitled to use any Property of another Person, all as determined in accordance with GAAP.

    "REORGANIZATION" has the meaning set forth in the recitals to this Agreement.

    "REORGANIZATION DOCUMENTS" means the Dissolution Agreement and all of the other documents which will be executed on or before the Effective Date with respect to the Reorganization.

    "RESCISSION" means the rescission of the transactions described in and relating to the Section 29 Purchase Agreement.

    "RESCISSION AGREEMENT" means the Rescission Agreement dated effective as of July 1, 1997 between the Partnership and Partners.

    "RESCISSION DOCUMENTS" means the Rescission Agreement and all of the other documents which will be executed on or before the Effective Date with respect to the Rescission.

    "RESPONSE" shall have the meaning set forth in CERCLA or under any other Environmental Law.

    "RESPONSIBLE OFFICER" means, with respect to any Person, such Person's Chief Executive Officer, President, Chief Financial Officer, or Vice President.

    "RESTRICTED PAYMENT" means, with respect to any Person, (a) any dividends or other distributions (in cash, property, or otherwise) on, or any payment for the purchase, redemption, or other acquisition of, any shares of any capital stock or other equity interests

(including partnership interests) of such Person, other than dividends payable in such Person's stock or other equity interests or (b) principal or interest payments (in cash, property or otherwise) on or redemptions of subordinated debt of such Person.

    "REVOLVING ADVANCE" means any advance by a Bank to the Borrower as part of a Revolving Borrowing and refers to a Reference Rate Advance or a Eurodollar Rate Advance.

    "REVOLVING BORROWING" means, subject to Sections 2.03(c)(iii) and 2.05(e), a borrowing consisting of simultaneous Revolving Advances of the same Type made by each Bank pursuant to Section 2.03(a), continued by each Bank pursuant to Section 2.03(b), or Converted by each Bank to Revolving Advances of a different Type pursuant to Section 2.03(b).

    "REVOLVING COMMITMENT" means, for any Bank, the amount set opposite such Bank's name on the signature pages hereof as its Revolving Commitment, or if such Bank has entered into any Assignment and Acceptance, as set forth for such Bank as its Revolving Commitment in the Register maintained by the Agent pursuant to Section 9.06(c), as such amount may be reduced or terminated pursuant to Section 2.04 or Article VII.

    "REVOLVING MATURITY DATE" means the earlier of (a) December 31, 2002 or
(b) the earlier termination in whole of the Revolving Commitments pursuant to
Section 2.04 or Article VII.

    "REVOLVING SHARE" means, at any time with respect to any Bank with a Revolving Commitment, the ratio (expressed as a percentage) of such Bank's Revolving Commitment at such time to the aggregate Revolving Commitments at such time.

    "SECTION 29 PURCHASE AGREEMENT" means the Purchase and Sale Agreement dated June 30, 1997 by and between the Borrower, as seller, and Partners, as buyer, as the same may be amended, modified and supplemented from time to time as permitted herein and each other material agreement, instrument, or document executed at any time in connection with the foregoing document.

    "SECURITY AGREEMENTS" means the Amended and Restated Security Agreements, each in substantially the form of the attached Exhibit I, one executed by each of the Borrower and each of the Guarantors, as the same may be amended, modified, or supplemented from time to time.

    "SECURITY DOCUMENTS" means, collectively, (a) the Mortgages and the Mortgage Amendments, (b) the Transfer Letters, (c) the Pledge Agreements, (d) the Security Agreements and the bank account letters in the form of Exhibit A to the Security

Agreements, (e) each other agreement, instrument or document executed at any time in connection with the Pledge Agreements, the Security Agreements, or the Mortgages, and (e) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

    "SOLVENT" means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person,
(b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

    "SUBSIDIARY" of a Person means any corporation or other entity of which more than 50% of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time capital stock or other ownership interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

    "TERM ADVANCE" means all advances previously made by a Bank to the Borrower pursuant to Section 2.01(b).

    "TERM MATURITY DATE" means June 30, 1998.

    "TERM SHARE" means, at any time with respect to any Bank with an outstanding Term Advance, the ratio (expressed as a percentage) of such Bank's outstanding Term Advances at such time to the aggregate outstanding Term Advances at such time.

    "TERMINATION EVENT" means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in
Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or
(e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

    "TRANSFER LETTERS" means, collectively, the letters in lieu of transfer orders executed by the Borrower and any of the Guarantors executing a Mortgage in the form of the attached EXHIBIT J, as each of the same may be amended, modified or supplemented from time-to-time.

    "TYPE" has the meaning set forth in Section 1.04.

    "VOTING SECURITIES" means with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency).

    Section 1.02. COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

    Section 1.03.  ACCOUNTING TERMS; CHANGES IN GAAP.

    (a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements.

    (b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement and all calculations of any amounts to be calculated under the definitions in
Section 1.01 shall be based upon the consolidated accounts of the Borrower and the Guarantors in accordance with GAAP (or in compliance with the regulations promulgated by the United States Securities and Exchange Commission regarding financial reporting) and consistent with the principles applied in preparing the Financial Statements.

    Section 1.04.  TYPES OF ADVANCES.  Advances are distinguished by "Type."
The "Type" of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Reference Rate Advance. Advances are also distinguished by "Class." The "Class" of an Advance refers to the determination whether such Advance is a Revolving Advance or a Term Advance, as applicable.

    Section 1.05. MISCELLANEOUS. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.


                                      ARTICLE II

                                  CREDIT FACILITIES

    Section 2.01.  COMMITMENT FOR ADVANCES.

    (a) REVOLVING ADVANCES. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Revolving Maturity Date in an aggregate outstanding amount up to but not to exceed an amount equal to the lesser of (i) such Bank's Revolving Commitment MINUS such Bank's Revolving Share of the Letter of Credit Exposure and (ii) such Bank's Revolving Share of the Borrowing Base MINUS such Bank's Revolving Share of the outstanding principal amount of the Term Advances MINUS such Bank's Revolving Share of the Letter of Credit Exposure. Each Revolving Borrowing shall, in the case of Revolving Borrowings consisting of Reference Rate Advances, be in an aggregate amount not less than $1,000,000.00 and in integral multiples of $500,000.00 in excess thereof, and in the case of Revolving Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $2,000,000.00 or in integral multiples of $1,000,000.00 in excess thereof, and in each case shall consist of Revolving Advances of the same Type made on the same day by the Banks ratably according to their respective Revolving Commitments. Within the limits of each Bank's Revolving Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Revolving Advances.

    (b) TERM ADVANCES. On the Effective Date, each Bank has Term Advances in the aggregate amount set forth opposite such Bank's name on the signature pages hereof as its Term Advances. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to continue its outstanding
Term Advances to the Borrower. The Borrower may not reborrow any amount of the Term Advances that have been repaid.

    (c) NOTES. The indebtedness of the Borrower to each Bank resulting from the Revolving Advances owing to such Bank shall be evidenced by an Amended and Restated Revolving Note of the Borrower payable to the order of such Bank. The indebtedness of the Borrower to each Bank resulting from the Term Advances owing to such Bank shall be evidenced by an Amended and Restated Term Note of the Borrower payable to the order of such Bank.

    Section 2.02.  BORROWING BASE.

    (a) BORROWING BASE. The Borrowing Base as of the Effective Date has been set by the Agent and the Banks and acknowledged by the Borrower as $62,000,000.00.

    (b)  CALCULATION OF BORROWING BASE.

       (i) The Borrower shall deliver to the Agent and each of the Banks on or before each September 30, beginning September 30, 1998, an Independent Engineering Report and such other information as may be reasonably requested by any Bank with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Within 30 days after the Agent and the Banks' receipt of such Independent Engineering Report and other information, the Agent shall deliver to each Bank the Agent's recommendation for the redetermined Borrowing Base. Within 15 days after the Banks' receipt of the Agent's recommendation, the Agent and the Banks shall redetermine the Borrowing Base in accordance with Section 2.02(d) and the Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.

      (ii) The Borrower shall deliver to the Agent and each Bank on or before each March 31, beginning March 31, 1998, an Internal Engineering Report and such other information as may be reasonably requested by the Agent or any Bank with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Within 30 days after the Agent and the Banks' receipt of such Internal Engineering Report and other information, the Agent shall deliver to each Bank the Agent's recommendation for the redetermined Borrowing Base. Within 15 days after the Banks' receipt of the Agent's recommendation, the Agent and the Banks shall redetermine the Borrowing Base in accordance with Section 2.02(d) and the Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.

     (iii) In the event that the Borrower does not furnish to the Agent and the Banks the Independent Engineering Report, Internal Engineering Report or other information specified in clauses (i) and (ii) above by the date specified therein, the

    Agent and the Banks may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time-to-time thereafter in their sole discretion until the Agent and the Banks receive the relevant Independent Engineering Report, Internal Engineering Report, or other information, as applicable, whereupon the Agent and the Banks shall redetermine the Borrowing Base as otherwise specified in this Section 2.02.

      (iv) Each delivery of an Engineering Report by the Borrower to the Agent and the Banks shall constitute a representation and warranty by the Borrower to the Agent and the Banks that (A) the Borrower and the Guarantors, as applicable owns the Oil and Gas Properties specified therein free and clear of any Liens (except Permitted Liens), and (B) on and as of the date of such Engineering Report each Oil and Gas Property described as "proved developed" therein was developed for oil and gas, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells ("WELLS"), were each producing oil and gas in paying quantities, except for Wells that were unitized as water or gas injection wells or as water disposal wells.

    (c) INTERIM REDETERMINATION. In addition to the Borrowing Base redeterminations provided for in Section 2.02(b), the Agent and the Banks may, either in their sole discretion or at the request of the Borrower and based on such information as the Agent and the Banks deem relevant (but in accordance with Section 2.02(d)), make one additional redetermination of the Borrowing Base during any 12-month period. The party requesting the redetermination shall give the other party at least 10 days' prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (c) is to be performed. In connection with any redetermination of the Borrowing Base under this Section 2.02(c), the Borrower shall provide the Agent and the Banks with such information regarding the Borrower and the Guarantors' business (including, without limitation, its Oil and Gas Properties, the Proven Reserves, and production relating thereto) as the Agent or any Bank may request, including, in the case of requests for an increase to the Borrowing Base of $1,000,000.00 or more, an updated Independent Engineering Report. The Agent shall promptly notify the Borrower in writing of each redetermination of the Borrowing Base pursuant to this Section 2.02(c) and the amount of the Borrowing Base as so redetermined.

    (d) STANDARDS FOR REDETERMINATION. Each redetermination of the Borrowing Base by the Agent and the Banks pursuant to this Section 2.02 shall be made (i) in the sole discretion of the Agent and the Banks (but in accordance with the other provisions of this Section 2.02(d)), (ii) in accordance with the Agent and the Banks' customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by the Agent and the Banks relating to the Proven Reserves of the Borrower and the Guarantors, and (iv) based upon the estimated value of the Proven Reserves owned by the Borrower and the Guarantors as determined by the Agent and the Banks. In valuing and redetermining the Borrowing Base, the Agent and the Banks may also consider the business, financial condition, and Debt obligations of the Borrower and the Guarantors and such other factors as the Agent and the Banks customarily deem appropriate. In that regard, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is essential for the adequate protection of the Agent and the Banks. No Proven Reserves shall be included or considered for inclusion in the Borrowing Base unless the Agent and the Banks shall have received, at the Borrower's expense, evidence of title satisfactory in form and substance to the Agent that the Agent has an Acceptable Security Interest in the Oil and Gas Properties relating thereto pursuant to the Security Documents. At all times after the Bank has given the Borrower notification of a redetermination of the Borrowing Base under this Section 2.02, the Borrowing Base shall be equal to the redetermined amount or such lesser amount designated by the Borrower and disclosed in writing to the Agent and the Banks until the Borrowing Base is subsequently redetermined in accordance with this Section 2.02.

    (e) ASSET SALES. The Borrowing Base shall automatically reduce by the loan value assigned to each Oil and Gas Property in the Borrowing Base (as determined by the Banks in their sole discretion) and sold by the Borrower or any of the Guarantors to a Person other than the Borrower or any of the Guarantors.

    Section 2.03.  METHOD OF BORROWING.

    (a) NOTICE. Each Revolving Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 10:00 a.m. (Los Angeles, California, time)
(i) on the third Business Day before the date of the proposed Revolving Borrowing, in the case of a Eurodollar Rate Borrowing or (ii) on the Business Day of the proposed Revolving Borrowing, in the case of a Reference Rate Borrowing, by the Borrower to the Agent, which shall in turn give to each Bank prompt notice of such proposed Revolving Borrowing by telecopier or telex. Each Notice of a Borrowing shall be given by telecopier or telex, confirmed immediately in writing, specifying the information required therein. In the case of a proposed Revolving Borrowing comprised of Eurodollar Rate Advances, the Agent shall promptly notify each Bank of the applicable interest rate under
Section 2.09(b). Each Bank shall, before 10:00 a.m. (Los Angeles, California, time) on the date of such Revolving Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in
Section 9.02, or such other location as the Agent may specify by notice to the Banks, in same day funds, in the case of a Revolving Borrowing, such Bank's Revolving Share of such Revolving Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent shall make such funds available to the Borrower at its account with the Agent.

    (b) CONVERSIONS AND CONTINUATIONS. The Borrower may elect to Convert or continue any Revolving Borrowing under this Section 2.03 by delivering an irrevocable Notice of Conversion or Continuation to the Agent at the Agent's office no later than 10:00 a.m. (Los Angeles, California, time) (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Revolving Borrowing comprised of Eurodollar Rate Advances and (ii) on the Business Day of the proposed conversion date in the case of a Conversion to a Revolving Borrowing comprised of Reference Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telex or telecopier confirmed immediately in writing specifying the information required therein. Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Agent shall provide each Bank with a copy thereof and, in the case of a Conversion to or a Continuation of a Revolving Borrowing comprised of Eurodollar Rate Advances, notify each Bank of the applicable interest rate under
Section 2.09(b).

    (c)  CERTAIN LIMITATIONS.  Notwithstanding anything in paragraphs (a) and
(b) above:

       (i)    Term Advances may only be Reference Rate Advances;

      (ii) at no time shall there be more than three Interest Periods applicable to outstanding Eurodollar Rate Advances and the Borrower may not select Eurodollar Advances for any Revolving Borrowing at any time that a Default has occurred and is continuing;

     (iii) if any Bank shall, at least one Business Day before the date of any requested Revolving Borrowing, Conversion, or continuation, notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances from such Bank shall be suspended until such Bank shall notify the Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Bank in respect of such Revolving Borrowing, Conversion, or continuation shall be a Reference Rate Advance;

      (iv) if the Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Revolving Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Revolving Borrowing or for any subsequent Revolving Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Revolving Borrowing shall be a Reference Rate Advance;

       (v) if the Majority Banks shall, at least one Business Day before the date of any requested Revolving Borrowing, notify the Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Revolving Borrowing will not adequately reflect the cost to such Banks of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Revolving Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Revolving Borrowing or for any subsequent Revolving Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Revolving Borrowing shall be a Reference Rate Advance; and

      (vi) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in
    Section 1.01 and paragraph (b) above, the Agent shall forthwith so notify the Borrower and the Banks and such Advances shall be made available to the Borrower on the date of such Revolving Borrowing as Reference Rate Advances or, if an existing Advance, Convert into Reference Rate Advances.

    (d)  NOTICES IRREVOCABLE.  Each Notice of Borrowing and Notice of
Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Revolving Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, out-of-pocket cost, or expense incurred by such Bank as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Revolving Borrowing the applicable conditions set forth in Article III including, without limitation, any loss (including any loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Revolving Borrowing when such Advance, as a result of such failure, is not made on such date.

    (e) AGENT RELIANCE. Unless the Agent shall have received notice from a Bank before the date of any Revolving Borrowing that such Bank shall not make available to the

Agent such Bank's Revolving Share of a Revolving Borrowing, the Agent may assume that such Bank has made its Revolving Share, as the case may be, of such Revolving Borrowing available to the Agent on the date of such Revolving Borrowing in accordance with paragraph (a) of this Section 2.03 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its Revolving Share, as the case may be, of such Revolving Borrowing available to the Agent, such Bank and the Borrower severally agree to immediately repay to the Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Revolving Borrowing and (ii) in the case of such Bank, the Federal Funds Rate for such day. If such Bank shall repay to the Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Bank's Advance as part of such Revolving Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Revolving Borrowing.

    (f) BANK OBLIGATIONS SEVERAL. The failure of any Bank to make the Advance to be made by it as part of any Revolving Borrowing shall not relieve any other Bank of its obligation, if any, to make its Advance on the date of such Revolving Borrowing. No Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Revolving Borrowing.

    Section 2.04.  REDUCTION OF THE REVOLVING COMMITMENT.

    (a) The Borrower shall have the right, upon at least three Business Days' irrevocable notice to the Agent, to terminate in whole or reduce ratably in part the unused portion of the Revolving Commitments; PROVIDED that each partial reduction shall be in the aggregate amount of $1,000,000.00 or an integral multiple of $1,000,000.00.

    (b) The Revolving Commitments shall automatically and permanently reduce by 1/16 of the Revolving Commitments outstanding on June 30, 1998 on each January 31, April 30, July 31, and October 31 beginning with July 31, 1998.

    (c) Any reduction and termination of the Revolving Commitments pursuant to this Section 2.04 shall be applied ratably to each Bank's Revolving Commitment and shall be permanent, with no obligation of the Banks to reinstate such Revolving Commitments and the commitment fees provided for in Section 2.08(a) shall thereafter be computed on the basis of the Revolving Commitments, as so reduced. Additionally, each reduction or termination of Revolving Commitments shall reduce the amount of any future scheduled

Revolving Commitments reductions in the inverse order of such scheduled Revolving Commitments reductions.

    Section 2.05.  PREPAYMENT OF ADVANCES.

    (a) OPTIONAL. The Borrower may prepay Advances, after giving by 10:00 a.m. (Los Angeles, California, time) (i) in the case of Eurodollar Rate Advances, at least two Business Days' or (ii) in case of Reference Rate Advances, same Business Day's, irrevocable prior written notice to the Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay Advances in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to
Section 2.12 as a result of such prepayment being made on such date; PROVIDED, however, that each partial prepayment with respect to: (A) any Revolving Advances shall be applied to Revolving Advances comprising part of the same Revolving Borrowing; (B) any Reference Rate Advances shall be made in $500,000.00 multiples and with respect to Revolving Advances only, in an aggregate principal amount such that after giving effect thereto such Revolving Borrowing shall have a principal amount outstanding of at least $1,000,000.00 and (C) any Revolving Borrowing comprised of Eurodollar Rate Advances shall be made in $1,000,000.00 multiples and in an aggregate principal amount such that after giving effect thereto such Revolving Borrowing shall have a principal amount outstanding of at least $2,000,000.00. Full prepayments of the Term Advances or any Revolving Borrowing are permitted without restriction of amounts.

    (b) BORROWING BASE DEFICIENCY. If the aggregate outstanding amount of Advances plus the Letter of Credit Exposure ever exceeds the Borrowing Base, the Borrower shall after receipt of written notice from the Agent, take one of the following actions to remedy the Borrowing Base deficiency:

       (i) prepay Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base deficiency is cured within 10 days after the date such notice is received;

      (ii) pledge as Collateral for the Obligations additional Oil and Gas Properties acceptable to the Agent and each of Banks such that the Borrowing Base deficiency is cured within 30 days after the date such notice is received; or

     (iii) prepay the Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the

    Letter of Credit Exposure in six monthly installments equal to one-sixth of such Borrowing Base deficiency with the first such installment due 30 days after the date such notice is received and each following installment due 30 days after the preceding installment.

Each prepayment pursuant to this Section 2.05(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date. Each prepayment under clauses (i) and (iii) of this
Section 2.05(b) shall be applied to the Revolving Advances and the Term Advances as determined by the Agent and agreed to by the Banks in their sole discretion.

    (c) REDUCTION OF REVOLVING COMMITMENTS. On the date of each reduction of the aggregate Revolving Commitments pursuant to Section 2.04, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Revolving Advances to the extent, if any, that the aggregate unpaid principal amount of all Revolving Advances exceeds the Revolving Commitments, as so reduced. Each prepayment pursuant to this Section 2.05(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date.

    (d) MANDATORY. The Borrower shall repay the Advances by an amount equal to the Net Cash Proceeds received by the Borrower or any Guarantor from the sale by the Borrower of the Borrower's capital stock or other equity interest, the issuance by the Borrower of any additional Debt (other than Debt permitted by Section 6.02), or any of the Borrower or any Guarantor's Oil and Gas Properties, upon receipt of such proceeds, whether at closing of such sale or thereafter. Upon the repayment of Advances pursuant to this Section 2.05(d) by reason of the sale of Oil and Gas Properties, the Borrowing Base shall automatically reduce by the loan value assigned to the Oil and Gas Property or Oil and Gas Properties sold. Each prepayment under this paragraph (d) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment and shall be applied to the Revolving Advances and the Term Advances as determined by the Agent and agreed to by the Banks in their sole discretion.

    (e) ILLEGALITY. If any Bank shall notify the Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Bank then outstanding hereunder, (i) the Borrower shall, no later than 10:00 a.m. (Los Angeles, California, time)

(A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made by such Bank or (B) if required by such notice, on the second Business Day following its receipt of such notice prepay all of the Eurodollar Rate Advances of made by such Bank then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date, (ii) such Bank shall simultaneously make a Reference Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Bank, and (iii) the right of the Borrower to select Eurodollar Rate Advances from such Bank for any subsequent Revolving Borrowing shall be suspended until such Bank gives notice referred to above shall notify the Agent that the circumstances causing such suspension no longer exist.

    (f) NO ADDITIONAL RIGHT; RATABLE PREPAYMENT. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this
Section 2.05, and all notices given pursuant to this Section 2.05 shall be irrevocable and binding upon the Borrower. Each payment of any Revolving Advance pursuant to this Section 2.05 shall be made in a manner such that all Revolving Advances comprising part of the same Revolving Borrowing are paid in whole or ratably in part.

    Section 2.06.  REPAYMENT OF ADVANCES.  The Borrower shall repay to the
Agent for the ratable benefit of the Banks the outstanding principal amount of each Revolving Advance on the Revolving Maturity Date. The Borrower shall repay to the Agent for the ratable benefit of the Banks the outstanding principal amount of each Term Advance on the Term Maturity Date.

    Section 2.07.  LETTERS OF CREDIT.

    (a) COMMITMENT. From time to time from the Effective Date until the Revolving Maturity Date, at the request of the Borrower, the Issuing Bank shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the expiration date of Letters of Credit for the account of the Borrower on any Business Day. No Letter of Credit shall be issued, increased, or extended:

       (i) unless such issuance, increase, or extension would not cause the Letter of Credit Exposure to exceed the lesser of (A) $5,000,000.00 or
    (B) the lesser of (1) the aggregate Revolving Commitments LESS the aggregate outstanding principal amount of all Revolving Advances and (2) the Borrowing Base LESS the aggregate outstanding principal amount of all Advances;

      (ii) unless such Letter of Credit has an Expiration Date not later than the earlier of (A) 12 months after the date of issuance thereof (or, if extendable beyond such period, unless such Letter of Credit is cancelable upon at least 30 days' notice given by the Issuing Bank to the beneficiary of such Letter of Credit) and (B) the Revolving Maturity Date;

     (iii) unless such Letter of Credit Documents are in form and substance acceptable to the Issuing Bank in its sole discretion;

      (iv) unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person; and

       (v) unless the Borrower has delivered to the Issuing Bank a completed and executed Letter of Credit Application.

    (b) PARTICIPATIONS. Upon the date of the issuance or increase of a Letter of Credit, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall have been deemed to have purchased from the Issuing Bank a participation in the related Letter of Credit Obligations equal to such Bank's Revolving Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Bank shall promptly notify each such participant Bank by telex, telephone, or telecopy of each Letter of Credit issued, increased, or extended or converted and the actual dollar amount of such Bank's participation in such Letter of Credit.

    (c) ISSUING. Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application (or by telephone notice promptly confirmed in writing by a Letter of Credit Application), given not later than 10:00 a.m. (Los Angeles, California, time) on the fifth Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit, and the Agent shall give to each Bank prompt notice of thereof by telex, telephone, or telecopy. Each Letter of Credit Application shall be given by telecopier or telex, confirmed immediately in writing, specifying the information required therein. After the Agent's receipt of such Letter of Credit Application and upon fulfillment of the applicable conditions set forth in Article III, the Agent shall issue, increase, or extend such Letter of Credit for the account of the Borrower. Each Letter of Credit Application shall be irrevocable and binding on the Borrower.

    (d) REIMBURSEMENT. The Borrower hereby agrees to pay on demand to the Issuing Bank an amount equal to any amount paid by the Issuing Bank under any Letter of Credit. In the event the Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, the Issuing Bank shall give the Agent notice of the Borrower's failure to make such reimbursement and the Agent shall promptly notify each Bank of the amount necessary to reimburse the Issuing Bank. Upon such notice from the Agent, each Bank shall promptly reimburse the Issuing Bank for such Bank's Revolving Share of such amount, and such reimbursement shall be deemed for all purposes of this Agreement to be a Revolving Advance to the Borrower transferred at the Borrower's request to the Issuing Bank. If such reimbursement is not made by any Bank to the Issuing Bank on the same day on which the Agent notifies such Bank to make reimbursement to the Issuing Bank hereunder, such Bank shall pay interest on its Revolving Share thereof to the Issuing Bank at a rate per annum equal to the Federal Funds Rate. The
Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Agent and the Banks to record and otherwise treat such reimbursements to the Issuing Bank as Reference Rate Advances under a Revolving Borrowing requested by the Borrower to reimburse the Issuing Bank which have been transferred to the Issuing Bank at the Borrower's request.

    (e) OBLIGATIONS UNCONDITIONAL. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

       (i) any lack of validity or enforceability of any Letter of Credit Documents;

      (ii) any amendment or waiver of, or any consent to, departure from any Letter of Credit Documents;

     (iii) the existence of any claim, set-off, defense, or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents, or any unrelated transaction;

      (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Bank would not be liable therefor pursuant to the following paragraph (f); or

       (v) payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit;

PROVIDED, HOWEVER, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit or the Borrower's rights under Section 2.07(f) below.

    (f) LIABILITY OF ISSUING BANK. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:

       (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

      (ii) the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged;

     (iii) payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

      (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING BANK'S OWN NEGLIGENCE),

EXCEPT that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Bank's willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

    (g)  CASH COLLATERAL ACCOUNT.

       (i) If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.05(b), 7.02(b), or 7.03(b), then the Borrower and the Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Agent's standard form assignment of deposit accounts, that the Agent requests in connection therewith to establish the Cash Collateral Account and grant the Agent a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Agent and grants the Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

      (ii) So long as no Event of Default Exists, (A) the Agent may apply the funds held in the Cash Collateral Account only to the reimbursement of any Letter of Credit Obligations, and (B) the Agent shall release to the Borrower at the Borrower's written request any funds held in the Cash Collateral Account in an amount up to but not exceeding the excess, if any (immediately prior to the release of any such funds), of the total amount of funds held in the Cash Collateral Account over the Letter of Credit Exposure. During the existence of any Event of Default, the Agent may apply any funds held in the Cash Collateral Account to the Obligations in any order determined by the Agent, regardless of any Letter of Credit Exposure which may remain outstanding. The Agent may in its sole discretion at any time release to the Borrower any funds held in the Cash Collateral Account.

     (iii) The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

    Section 2.08.  FEES.

    (a)  COMMITMENT FEES.

       (i) The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee of .50% per annum on the average daily amount by which (A) such Bank's Revolving Share of (1) the Borrowing Base MINUS (2) the outstanding Term Advances exceeds (B) the sum of (1) such Bank's outstanding Revolving Advances and (2) such Bank's Revolving Share of the Letter of Credit Exposure, from the Effective Date until the Revolving Maturity Date.

      (ii) The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December during the term of this Agreement and on the Revolving Maturity Date.

    (b) AGENT FEES. The Borrower agrees to pay to the Agent the fees described in the letter dated August 5, 1997 and the letter dated December 12, 1997, each from the Agent to the Borrower (collectively, the "Agent's Fee Letter").

    (c) LETTER OF CREDIT FEES. The Borrower agrees to pay to the Agent for the pro rata benefit of the Banks a fee per annum for each Letter of Credit issued hereunder equal to the Applicable Margin for Eurodollar Advances on the face amount of such Letter of Credit, but with a minimum annual fee of $500.00 on each Letter of Credit. Each such fee shall be payable annually in advance on the date of the issuance, increase or extension of the Letter of Credit, but, in the case of an increase or extension only, on the amount of such increase or for the period of such extension.

    Section 2.09. INTEREST. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

    (a) REFERENCE RATE ADVANCES. If such Advance is a Reference Rate Advance, a rate per annum equal at all times to the Adjusted Reference Rate in effect from time to time PLUS the Applicable Margin in effect from time to time, payable in arrears on the last day of each month and on the date such Reference Rate Advance shall be paid in full, PROVIDED that any amount of principal which is not paid when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Adjusted Reference Rate in effect from time to time PLUS the Applicable Margin PLUS 3.00% per annum.

    (b) EURODOLLAR RATE ADVANCES. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period PLUS the Applicable Margin in effect from time to time, payable on the last day of such Interest Period, and, in the case of six-month Interest Periods, on the day which occurs during such Interest Period three months from the first day of such Interest Period, PROVIDED that any amount of principal which is not paid when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Adjusted Reference Rate in effect from time to time PLUS the Applicable Margin PLUS 3.00% per annum.

    (c) ADDITIONAL INTEREST ON EURODOLLAR RATE ADVANCES. The Borrower shall pay to each Bank, so long as any such Bank shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each

Eurodollar Rate Advance of such Bank, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (A) the Eurodollar Rate for the Interest Period for such Advance from (B) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Bank shall be determined by such Bank and notified to the Borrower through the Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error).

    (d)  USURY RECAPTURE.

       (i) If, with respect to any Bank, the effective rate of interest contracted for under the Credit Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Credit Documents which are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Bank hereunder shall bear interest at a rate which would make the effective rate of interest for such Bank under the Credit Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts which were due at the Maximum Rate (the "Lost Interest") has been recaptured by such Bank.

      (ii) If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Bank pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans made hereunder by such Bank the interest rates charged under Section 2.09 hereunder shall be retroactively increased such that the effective rate of interest under the Credit Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Bank the amount of the Lost Interest remaining to be recaptured by such Bank.

     (iii) NOTWITHSTANDING the foregoing or any other term in this Agreement and the Credit Documents to the contrary, it is the intention of each Bank and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Bank contracts for, charges, or receives any consideration which constitutes interest in excess of the Maximum Rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Bank's option be applied to the outstanding amount of the loans made hereunder by such Bank or be refunded to the Borrower.

    Section 2.10.  PAYMENTS AND COMPUTATIONS.

    (a) PAYMENT PROCEDURES. The Borrower shall make each payment under this Agreement and under the Notes not later than 10:00 a.m. (Los Angeles, California, time) on the day when due in Dollars to the Agent at 445 S. Figueroa Street, Los Angeles, California 90071 (or such other location as the Agent shall designate in writing to the Borrower), in same day funds and shall send notice of such payments to the Agent at 500 N. Akard, Suite 4200, Dallas, Texas 75201. The Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Agent, the Issuing Bank, or a specific Bank pursuant to Section 2.08(b), 2.09(c), 2.12, 2.13, 2.14, 8.05,
or 9.07, but after taking into account payments effected pursuant to Section 9.04) (i) before the acceleration of the Advances pursuant to Section 7.02 or 7.03, (A) in the case of payments in respect of Revolving Advances and Letters of Credit, in accordance with each Bank's Revolving Share and (B) in the case of payments in respect of Term Advances, in accordance with each Bank's Term Share and (ii) after the acceleration of the Advances pursuant to
Section 7.02 or 7.03, in accordance with each Bank's Pro Rata Share to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank or the Issuing Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

    (b) COMPUTATIONS. All computations of interest based on the Reference Rate and of fees shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and the Federal Funds Rate shall be made by the Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

    (c) NON-BUSINESS DAY PAYMENTS. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; PROVIDED, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

    (d) AGENT RELIANCE. Unless the Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Banks that the Borrower shall not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank, together with interest, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate for such day.

    Section 2.11. SHARING OF PAYMENTS, ETC. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances or Letter of Credit Obligations made by it in excess of its Pro Rata Share, Term Share, or Revolving Share, as applicable, of payments on account of the Advances or Letter of Credit Obligations obtained by all the Banks, such Bank shall notify the Agent and forthwith purchase from the other Banks such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; PROVIDED, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank's ratable share (according to the proportion of (a) the amount of the participation sold by such Bank to the purchasing Bank as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Bank's ratable share (according to the proportion of (a) the amount of such Bank's required repayment to the purchasing Bank to (b) the total amount of all such required repayments to the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

    Section 2.12. BREAKAGE COSTS. If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, whether as a result of any payment pursuant to
Section 2.05, the acceleration of the maturity of the Notes pursuant to
Article VII, or otherwise, or (b) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Bank to the Borrower through the Agent, pay to the Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance.

    Section 2.13.  INCREASED COSTS.

    (a) EURODOLLAR RATE ADVANCES. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding, or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Bank (with a copy of such demand to the Agent), immediately pay to the Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Agent by such Bank shall be conclusive and binding for all purposes, absent manifest error.

    (b) CAPITAL ADEQUACY. If any Bank or the Issuing Bank determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Bank or the Issuing Bank or any corporation controlling such Bank or the Issuing Bank and that the amount of such capital is increased by or based upon the existence of such Bank's commitment to lend or the Issuing Bank's commitment to issue the Letters of Credit and other commitments of this type, then, upon 30 days' prior written notice by such Bank or the Issuing Bank (with a copy of any such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Bank or to the Issuing Bank, as the case may be, from time to time as specified by such Bank or the Issuing Bank, additional amounts sufficient to compensate such Bank or the Issuing Bank, in light of such circumstances, (i) with respect to such Bank, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's commitment to lend under this Agreement and (ii) with respect to the Issuing Bank, to the extent that the Issuing Bank reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Bank or the Issuing Bank shall be conclusive and binding for all purposes, absent manifest error.

    (c) LETTERS OF CREDIT. If any change in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Issuing Bank or
(ii) impose on the Issuing Bank any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause
(i) or (ii) shall be to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit (which increase in cost shall be determined by the Issuing Bank's reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by the Issuing Bank, the Borrower shall pay to the Issuing Bank, from time to time as specified by the Issuing Bank, additional amounts which shall be sufficient to compensate the Issuing Bank for such increased cost. A certificate as to such increased cost incurred by the Issuing Bank, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by the Issuing Bank to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.

    Section 2.14.  TAXES.

    (a) NO DEDUCTION FOR CERTAIN TAXES. Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank, the Issuing Bank, and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank, the Issuing Bank, or the Agent (as the case may be) is organized or any political subdivision of the jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes") and, in the case of each Bank and the Issuing Bank, Taxes by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision of such jurisdiction. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Bank, the Issuing Bank, or the Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14), such Bank, the Issuing Bank, or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; PROVIDED, however, that if the Borrower's obligation to deduct or withhold Taxes is caused solely by such Bank's, the Issuing Bank's, or the Agent's failure to provide the forms described in paragraph (d) of this Section 2.14 and such Bank, the Issuing Bank, or the Agent could have provided such forms, no such increase shall be required; (ii) the Borrower shall make such deductions; and
(iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

    (b) OTHER TAXES. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as "Other Taxes").

    (c) INDEMNIFICATION. THE BORROWER INDEMNIFIES EACH BANK, THE ISSUING BANK, AND THE AGENT FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY TAXES OR OTHER TAXES IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 2.14) PAID BY SUCH BANK, THE ISSUING BANK, OR THE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED. EACH PAYMENT REQUIRED TO BE MADE BY THE BORROWER IN RESPECT OF THIS INDEMNIFICATION SHALL BE MADE TO THE AGENT FOR THE BENEFIT OF ANY PARTY CLAIMING SUCH INDEMNIFICATION WITHIN 30 DAYS FROM THE DATE THE BORROWER RECEIVES WRITTEN DEMAND THEREFOR FROM THE AGENT ON BEHALF OF ITSELF AS AGENT, THE ISSUING BANK, OR ANY SUCH BANK. IF ANY BANK, THE AGENT, OR THE ISSUING BANK RECEIVES A REFUND IN RESPECT OF ANY TAXES PAID BY THE BORROWER UNDER THIS PARAGRAPH
(C), SUCH BANK, THE AGENT, OR THE ISSUING BANK, AS THE CASE MAY BE, SHALL PROMPTLY PAY TO THE BORROWER THE BORROWER'S SHARE OF SUCH REFUND.

    (d) FOREIGN BANK WITHHOLDING EXEMPTION. Each Bank and Issuing Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it shall deliver to the Borrower and the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrower. Each Bank which delivers to the Borrower and the Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to the next preceding sentence further undertakes to deliver to the Borrower and the Agent two further copies of the said letter and Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Borrower and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Agent certifying in the case of a Form 1001 or 4224 that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Bank from duly completing and delivering any such letter or form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax, such Bank shall not be required to deliver such letter or forms. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Bank failing to timely provide the requisite Internal Revenue Service forms.

                                  ARTICLE III

                             CONDITIONS OF LENDING

    Section 3.01. CONDITIONS PRECEDENT TO INITIAL ADVANCES. This Agreement shall become effective on the Effective Date, if on or prior to such date the following conditions precedent shall have been satisfied:

    (a) DOCUMENTATION. The Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Agent and the Banks, and, where applicable, in sufficient copies for each
Bank:

       (i) this Agreement, an Amended and Restated Revolving Note and an Amended and Restated Term Note payable to the order of each Bank in the amount of its Revolving Commitment and outstanding principal amount of Term Advances as of the Effective Date, respectively, the Guaranties, the Limited Guaranties, the Pledge Agreement, the Security Agreements, and Mortgages Amendments to each of the existing Mortgages encumbering substantially all of the Borrower's and the Guarantors' Oil and Gas Properties and all attached exhibits and schedules;

      (ii) a favorable opinion of the Borrower's Oklahoma counsel, dated as of the Effective Date and substantially in the form of the attached EXHIBIT K-1 covering the matters discussed in such Exhibit and such other matters as any Bank through the Agent may reasonably request;

     (iii) a favorable opinion of the Agent's counsel dated as of the Effective Date and substantially in the form of the attached EXHIBIT K-2 covering the matters discussed in such Exhibit;

      (iv) a certificate of the secretary or an assistant secretary of the Borrower certifying its Certificate of Incorporation and Bylaws, the resolutions of the board of directors of the Borrower authorizing this Agreement and related transactions, and the incumbency and signatures of the officers of the Borrower authorized to execute this Agreement and related documents;

       (v) a certificate of the secretary or an assistant secretary of each Guarantor certifying the existence of such Guarantor, the certificate or articles of incorporation and bylaws or other equivalent organizational documents of such Guarantor, the resolutions of the board of directors or other equivalent managing body of such Guarantor authorizing the Guaranty of such Guarantor and related transactions, and the incumbency and signatures of the officers of such Guarantor authorized to execute the Guaranty of such Guarantor and related documents;

      (vi) a certificate dated as of the Effective Date from the president or chief financial officer of the Borrower stating that (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 have been met;

     (vii) appropriate UCC-1 or UCC-3 Financing Statements covering the Collateral for filing with the appropriate authorities;

    (viii) stock certificates required in connection with the Pledge Agreements and stock powers executed in blank for each such stock certificate;

      (ix) insurance certificates naming the Agent loss payee or additional insured evidencing insurance which meets the requirements of this Agreement and the Security Documents and which is satisfactory to insurance consultants or brokers satisfactory to the Agent;

       (x) certified copies of each of the Reorganization Documents, each certified as of the Effective Date by a Responsible Officer of the Borrower
    (A) as being true and correct copies of such documents as of the Effective Date, (B) that to the knowledge of such Responsible Officer as having been duly authorized by the Board of Directors of the Borrower, as managing general partner of the Partnership, and by Double R, as special general partner of the Partnership, and (C) that to the knowledge of such Responsible Officer as having been duly executed and delivered by the Borrower, as managing general partner of the Partnership, and by Double R, as special general partner of the Partnership;

      (xi) certified copy of the Rescission Documents each certified as of the Effective Date by a Responsible Officer of the Borrower (A) as being true and correct copies of such documents as of the Effective Date, (B) as having been duly authorized by the Board of Directors of the Borrower, as managing general partner of the Partnership, and by the managing general partner of Partners and (C) as having been duly executed and delivered by the Borrower, as managing general partner of the Partnership, and by the managing general partner of Partners; and

     (xii) such other documents, governmental certificates, agreements, and lien searches as the Agent or any Bank may reasonably request.

    (b) REORGANIZATION. The Reorganization shall have been consummated and all conditions to the Reorganization shall have been satisfied in form and substance satisfactory to the Agent.

    (c) RESCISSION. The Rescission shall have been consummated and all conditions to the Rescission shall have been satisfied in form and substance satisfactory to the Agent.

    (d) PAYMENT OF FEES. On the date of this Agreement, the Borrower shall have paid the fees required by Section 2.08(b) and all costs and expenses which have been invoiced and are payable pursuant to Section 9.04.

    (e) TITLE. The Agent shall be satisfied in its sole discretion with the title to the Oil and Gas Properties included in the Borrowing Base and that such Oil and Gas Properties constitute at least 60% of the present value of the Proven Reserves of the Borrower and the Guarantors and 55% of the present value of the Proved Developed Producing Reserves of the Borrower and the Guarantors.

    (f) AGENT'S LIENS. The Agent shall be satisfied that the Liens granted to it under the Security Documents are Acceptable Security Interests and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.

    (g) SECURITY INTERESTS. The Agent shall be satisfied that the Security Documents encumber substantially all of Oil and Gas Properties of the Borrower and the Guarantors.

    (h) MATERIAL ADVERSE CHANGE. No event or circumstance that could cause a Material Adverse Change shall have occurred.

    Section 3.02. CONDITIONS PRECEDENT TO ALL BORROWINGS. The obligation of each Bank to make a Revolving Advance on the occasion of each Revolving Borrowing and of the Issuing Bank to issue, increase, or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Revolving Borrowing or the issuance, increase, or extension of such Letter of Credit:

    (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Revolving Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Revolving Borrowing, the issuance, increase, or extension of such Letter of Credit, such statements are true):

       (i) the representations and warranties contained in Article IV of this Agreement, the Security Documents, and the Guaranties are correct in all material respects on and as of the date of such Revolving Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Revolving Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date; and

      (ii) no Default has occurred and is continuing or would result from such Revolving Borrowing or from the application of the proceeds therefrom, from the issuance, increase, or extension of such Letter of Credit; and

    (b) the Agent shall have received such other approvals, opinions, or documents reasonably deemed necessary or desirable by any Bank as a result of circumstances occurring after the date of this Agreement, as any Bank through the Agent may reasonably request.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

    The Borrower represents and warrants as follows:

    Section 4.01. CORPORATE EXISTENCE; SUBSIDIARIES. The Borrower is a corporation duly organized and validly existing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification. Each Guarantor is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to cause a Material Adverse Change. The Borrower and the Guarantors have the Subsidiaries listed on Schedule 4.01.

    Section 4.02. CORPORATE POWER. The execution, delivery, and performance by the Borrower of this Agreement, the Notes, and the other Credit Documents to which it is a party and by the Guarantors of the Guaranties and the other Credit Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower's and the Guarantors' corporate powers, (b) have been duly authorized by all necessary corporate action, (c) do not contravene (i) the Borrower's or any Guarantor's certificate or articles of incorporation, bylaws or other similar governance documents or (ii) any law or any contractual restriction binding on or affecting the Borrower or any Guarantor, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

    Section 4.03. AUTHORIZATION AND APPROVALS. No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery, and performance by the Borrower of this Agreement, the Notes, or the other Credit Documents to which the Borrower is a party or by each Guarantor of its Guaranty or the other Credit Documents to which it is a party or the consummation of the transactions contemplated thereby. At the time of each Revolving Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Revolving Borrowing or the use of the proceeds of such Revolving Borrowing.

    Section 4.04. ENFORCEABLE OBLIGATIONS. This Agreement, the Notes, and the other Credit Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and the Guaranties and the other Credit Documents to which each Guarantor is a party have been duly executed and delivered by the Guarantors. Each Credit Document is the legal, valid, and binding obligation of the Borrower and each Guarantor which is a party to it enforceable against the Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and by general principles of equity.

    Section 4.05. FINANCIAL STATEMENTS. The audited balance sheet of the Partnership and the combined unaudited balance sheet of the Partnership, the Borrower, and Old RBOC as at December 31, 1996 and the related audited statements of income, cash flow, and retained earnings of the Partnership and the related unaudited combined statements of income, cash flow, and retained earnings of the Partnership, the Borrower, and Old RBOC for the fiscal year then ended, copies of which have been furnished to each Bank, and the balance sheet of the Partnership and the combined balance sheet of the Partnership, the Borrower, Old RBOC and Gulf States as at September 30, 1997, and the related statements of income, cash flow, and retained earnings of the Partnership and the related combined statements of income, cash flow, and retained earnings of the Partnership, the Borrower, Old RBOC and Gulf States for the nine months then ended, copies of which have been furnished to each Bank, fairly present, subject, in the case of the balance sheets as at September 30, 1997, and said statements of income, cash flow, and retained earnings for the nine months then ended, to year-end audit adjustments, the financial condition of the Partnership and the combined financial condition of the Partnership, the Borrower, Old RBOC and Gulf States as at such dates and the results of operations of the Partnership and the combined results of the operations of the Partnership, the Borrower, Old RBOC and Gulf States for the periods ended on such dates, and such balance sheets and statements of income, cash flow, and retained earnings were prepared in accordance with GAAP. Since the date of the Financial Statements, no event or circumstance that could cause a Material Adverse Change has occurred.

    Section 4.06. TRUE AND COMPLETE DISCLOSURE. All factual information (excluding estimates) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of the Guarantors in writing to any Bank or the Agent for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower and the Guarantors in writing to the Agent or any of the Banks shall be, true and accurate in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time. All projections, estimates, and pro forma financial information furnished by the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

    Section 4.07. LITIGATION. Set forth on SCHEDULE 4.07 is an accurate description of all of the Borrower's and the Guarantors' pending litigation existing on the Effective Date. There is no pending or, to the best knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of the Guarantors before any court, Governmental Agency or arbitrator, which could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect, or enforceability of this Agreement, any Note, or any other Credit Document.

    Section 4.08. USE OF PROCEEDS. All Advances and Letters of Credit shall be used to finance the acquisition and development of oil and gas reserves, but in no event for the payment of dividends or other distributions to the shareholders or partners of the Borrower or any Guarantor, except as expressly permitted under Section 6.05 of this Agreement. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation G, T, U or X.

    Section 4.09. INVESTMENT COMPANY ACT. Neither the Borrower nor any of the Guarantors is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

    Section 4.10. PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any of the Guarantors is a "holding company," or a "Subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "Subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. Neither the Agent nor any of the Banks, solely by virtue of the execution, delivery and performance of, and the consummation of the transactions contemplated by, the Credit Documents shall not be or become subject to regulation (a) as a "holding company", or an "affiliate" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended, (b) under the Federal Power Act, as amended, (c) as a "public utility" or "public service corporation" or the equivalent under the applicable law of any state, or (d) under the applicable laws of any state relating to public utilities or public service corporations.

    Section 4.11.  TAXES.

    (a) REPORTS AND PAYMENTS. All Returns required to be filed by or on behalf of the Borrower, the Guarantors, or any member of the Controlled Group (hereafter collectively called the "Tax Group") have been duly filed on a timely basis or appropriate extensions have been obtained and such Returns are and will be true, complete and correct, except where the failure to so file would not be reasonably expected to cause a Material Adverse Change; and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except in each case to the extent of (i) reserves reflected in the Financial Statements and the Interim Financial Statements,
(ii) taxes that are being contested in good faith, or (iii) such Taxes, the failure to pay which would not cause a Material Adverse Change. The reserves for accrued Taxes reflected in the financial statements delivered to the Banks under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person, except for such Taxes or reserves therefor, the failure to pay or provide for which does not and could not cause a Material Adverse Change.

    (b) TAXES DEFINITION. "Taxes" in this Section 4.11 shall mean all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including without limitation, income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on with respect to any such assessment).

    (c) RETURNS DEFINITION. "Returns" in this Section 4.11 shall mean any federal, state, local, or foreign report, estimate, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.

    Section 4.12. PENSION PLANS. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. No "accumulated funding deficiency" (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the Effective Date and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under Plans that are welfare benefit plans (as defined in Section 3(a) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

    Section 4.13. CONDITION OF PROPERTY; CASUALTIES. The Borrower and each of the Guarantors has good and indefeasible title to all of its Properties as is customary in the oil and gas industry in all material respects, free and clear of all Liens except for Permitted Liens. The material Properties used or to be used in the continuing operations of the Borrower and each of the Guarantors are in good repair, working order and condition. Since the date of the Financial Statements, neither the business nor the material properties of the Borrower and each of the Guarantors, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

    Section 4.14.  NO BURDENSOME RESTRICTIONS; NO DEFAULTS.

    (a) Neither the Borrower nor any of the Guarantors is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which could reasonably be expected to cause a Material Adverse Change. The Borrower and the Guarantors are not in default under or with respect to any contract, agreement, lease, or other instrument to which the Borrower or any Guarantor is a party and which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any Guarantor has received any notice of default under any material contract, agreement, lease, or other instrument to which the Borrower or such Guarantor is a party.

    (b)  No Default has occurred and is continuing.

    Section 4.15.  ENVIRONMENTAL CONDITION.

    (a) PERMITS, ETC. The Borrower and the Guarantors (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have been and are in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received notice of any material violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim, which could reasonably be expected to cause a Material Adverse Change.

    (b) CERTAIN LIABILITIES. To the Borrower's actual knowledge, none of the present or previously owned or operated Property of the Borrower or any Guarantor or of any of their former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation

Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of the Guarantors, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.

    (c) CERTAIN ACTIONS. Without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower or the Guarantors or any of their former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Borrower's best knowledge, future liability, if any, of the Borrower and the Guarantors which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

    Section 4.16. PERMITS, LICENSES, ETC. The Borrower and the Guarantors possess all authorizations, permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of their business. The Borrower and the Guarantors manage and operate their business in all material respects in accordance with all applicable Legal Requirements and good industry practices.

    Section 4.17. GAS CONTRACTS. Neither the Borrower nor any of the Guarantors, as of the date hereof, (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Borrower's and the Guarantors' Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery, or (b) except as has been disclosed to the Agent, has produced gas, in any material amount, subject to, and none of the Borrower's and the Guarantors' Oil and Gas Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements.

    Section 4.18. LIENS. On the Effective Date, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Documents will have been made, obtained and taken in all relevant jurisdictions.

    Section 4.19. SOLVENCY. Before and after giving effect to the making of the initial Advances, the Borrower is Solvent.

    Section 4.20.  CAPITALIZATION; OWNERSHIP.

    (a) Except as otherwise permitted by Section 6.14, the authorized capital stock of the Borrower consists of 222 shares of common stock, par value $225.00 per share, of which 101 shares are issued and outstanding as of the Effective Date; 100,000 shares of Series A Preferred Stock, par value $0.01 per share, of which 77,714 shares are issued and outstanding as of the Effective Date; and 100,000 shares of Series B Preferred Stock, par value $0.01 per share, of which 69,652 shares are issued and outstanding on the Effective Date. The authorized capital stock of RBOC consists of 1,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding. William W. Talley, II, individually and as trustee of the William W. Talley II, 1982 Revocable Trust, Larry E. Lee, and M. Helen Bennett, formerly Fisher, individually and as trustee of the M. Helen Fisher 1992 Trust, and William Stuart Price collectively own all of the Borrower's issued and outstanding shares of common stock and Series B Preferred Stock. All of the issued and outstanding stock of the Borrower and RBOC are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of the Borrower or RBOC has been issued in violation of any preemptive rights of the current or past shareholders of such entity.

    (b) There are no shares of capital stock or other equity securities of the Borrower or RBOC other than those indicated in the foregoing paragraph and there are no outstanding rights against the Borrower, RBOC or their shareholders relating to the capital stock of the Borrower or RBOC. There are no voting trusts, voting agreements, proxies or any other agreements or understandings with respect to the voting of any voting securities of the Borrower or RBOC.


                                   ARTICLE V

                             AFFIRMATIVE COVENANTS

    So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Revolving Commitment hereunder, the Borrower agrees, unless the Majority Banks shall otherwise consent in writing, to comply with the following covenants.

    Section 5.01. COMPLIANCE WITH LAWS, ETC. The Borrower shall comply, and cause each of the Guarantors to comply, in all material respects with all Legal Requirements.

Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of the Guarantors to comply, in all material respects, with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of the Guarantors do business; PROVIDED, however, that this Section 5.01 shall not prevent the Borrower, and shall cause each of the Guarantors to, or any of the Guarantors from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings. Without limitation of the foregoing, the Borrower shall, and shall cause each of the Guarantors to, (a) maintain and possess all authorizations, permits, licenses, trademarks, trade names, rights and copyrights which are necessary to the conduct of its business and (b) obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant the Agent an Acceptable Security Interest in the Borrower's and the Guarantors' Oil and Gas Properties.

    Section 5.02.  MAINTENANCE OF INSURANCE.

    (a) The Borrower shall, and shall cause each of the Guarantors to, procure and maintain or shall cause to be procured and maintained continuously in effect policies of insurance in form and amounts and issued by companies, associations or organizations reasonably satisfactory to the Agent covering such casualties, risks, perils, liabilities and other hazards reasonably required by the Agent.

    (b) All certified copies of policies or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by the Agent. All policies of insurance shall either have attached thereto a Lender's Loss Payable Endorsement for the benefit of the Agent, as loss payee in form reasonably satisfactory to the Agent or shall name the Agent as an additional insured, as applicable. The Borrower shall furnish the Agent with a certificate of insurance or a certified copy of all policies of insurance required. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. In addition, all policies of insurance required under the terms hereof shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of negligence of the Borrower, or a Guarantor or any party holding under the Borrower or a Guarantor which might otherwise result in a forfeiture of the insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against the Borrower and the Guarantors. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, the Guarantors, and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least 30 days' prior written notice to the Agent. In the event that, notwithstanding the "lender's loss payable endorsement" requirement of this Section 5.02, the proceeds of any insurance policy described above are paid to the Borrower or a Guarantor, the Borrower shall deliver such proceeds to the Agent immediately upon receipt.

    Section 5.03. PRESERVATION OF CORPORATE EXISTENCE, ETC. The Borrower shall preserve and maintain, and cause each of the Guarantors to preserve and maintain, its corporate existence, rights, franchises, and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each such Guarantor to qualify and remain qualified, as a foreign corporation in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.

    Section 5.04. PAYMENT OF TAXES, ETC. The Borrower shall pay and discharge, and cause each of the Guarantors to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; PROVIDED, HOWEVER, that neither the Borrower nor any such Guarantor shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

    Section 5.05. VISITATION RIGHTS. At any reasonable time and from time to time, upon reasonable notice, the Borrower shall, and shall cause the Guarantors to, permit the Agent and any Bank or any of its agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the properties of, the Borrower and any such Guarantor, and (b) discuss the affairs, finances and accounts of the Borrower and any such Guarantor with any of their respective officers or directors.

    Section 5.06. REPORTING REQUIREMENTS. The Borrower shall furnish to the Agent and each Bank:

    (a) ANNUAL FINANCIALS. (i) As soon as available and in any event not later that 90 days after the end of each fiscal year of the Borrower and the Guarantors, the Borrower's unaudited balance sheet as of the end of such fiscal year and statements of income, cash flows, and retained earnings for such fiscal year and the Borrower and the Guarantors' unaudited consolidated balance sheet as of the end of such fiscal year and the Borrower and the Guarantors' consolidated unaudited statements of income, cash flows, and retained earnings for such fiscal year and (ii) as soon as available and in any event not later than 120 days after the end of each fiscal year of the Borrower, (A)(1) a copy of the annual audit report for such year for each of the Borrower, including therein the Borrower's balance sheet as of the end of such fiscal year and the Borrower's statements of income, cash flows, and retained earnings, in each case certified by Ernst & Young, L.L.P. or other independent certified public accountants of national standing and including any management letters delivered by such accountants to the Borrower or any Guarantor in connection with such audit, (2) a certificate of such accounting firm to the Agent and the Banks stating that, in the course of the regular audit of the business of the Borrower, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, and (3) a Compliance Certificate executed by the Chief Financial Officer or Chief Accounting Officer of the Borrower and (B) a copy of the unaudited annual consolidating financial statements of each of the Guarantors, including therein such Guarantor's balance sheet and statements of income, cash flows, and retained earnings for such fiscal year;

    (b) QUARTERLY FINANCIALS. As soon as available and in any event not later than 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, (i) the Borrower's unaudited balance sheet and the Borrower's statements of income, cash flows, and retained earnings for the period commencing at the end of the previous year and ending with the end of such quarter, all in reasonable detail and duly certified with respect to such consolidated statements (subject to year-end audit adjustments) by the Chief Financial Officer or Chief Accounting Officer of the Borrower as having been prepared in accordance with GAAP and (ii) a Compliance Certificate executed by the Chief Financial Officer or Chief Accounting Officer of the Borrower;

    (c)  OIL AND GAS RESERVE REPORTS.

       (i) As soon as available but in any event on or before March 31 of each year, an Independent Engineering Report dated as of January 1 for such year.

      (ii) As soon as available but in any event on or before September 30 of each year an Internal Engineering Report dated as of July 1 for such year.

     (iii) The Agent and the Banks acknowledge that the Engineering Reports contain certain proprietary information including geological and geophysical data, maps, models, and interpretations necessary for determining the Borrowing Base and the creditworthiness of the Borrower and the Guarantors. The Agent and the Banks agree to maintain the confidentiality of such information except as required by law. The Agent and the Banks may share such information with potential transferees of their interests under this Agreement if such transferees agree to maintain the confidentiality of such information.

    (d) QUARTERLY REPORTS. As soon as available and in any event within 60 days after the end of each quarter, such operational reports covering the Oil and Gas Properties as the Agent or any Bank may reasonably request;

    (e) MONTHLY REPORTS. As soon as available and in any event within 30 days after the end of each month, a report certified by a Responsible Officer of the Borrower in form and substance satisfactory to the Bank prepared by the Borrower (i) for each of the Borrower and the Guarantors' Oil and Gas Properties detailing production, revenue, and price information and associated operating expenses and further detailing any changes to any producing reservoir, production equipment, or producing well which could cause a Material Adverse Change and (ii) detailing which of the Borrower's and the Guarantors' Oil and Gas Properties have been sold in the prior month;

    (f) ANNUAL BUDGET. As soon as available and in any event within 90 days before the end of each fiscal year, the Borrower's annual operating budget in form and substance satisfactory to the Agent for the following fiscal year;

    (g) DEFAULTS. As soon as possible and in any event within five days after the occurrence of each Default known to a Responsible Officer of the Borrower or any of the Guarantors which is continuing on the date of such statement, a statement of the Chief Financial Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto;

    (h) SECURITIES LAW FILINGS. Promptly and in any event within 15 days after the sending or filing thereof, copies of all final (as opposed to draft or preliminary) proxy material, reports and other information which the Borrower or any of the Guarantors sends to or files with the United States Securities and Exchange Commission or sends to any equity holder of the Borrower or a Guarantor;

    (i) TERMINATION EVENTS. As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and
(ii) within 10 days after the Borrower or any of its Affiliates knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of the Chief Financial Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such Affiliate proposes to take with respect thereto;

    (j) TERMINATION OF PLANS. Promptly and in any event within two Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

    (k) OTHER ERISA NOTICES. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

    (l) ENVIRONMENTAL NOTICES. Promptly upon the receipt thereof by the Borrower or any of the Guarantors, a copy of any form of notice, summons or citation received from the EPA, or any other Governmental Authority, concerning
(i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and could cause a Material Adverse Change, (ii) any action or omission on the part of the Borrower or any Guarantor or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability therefor that could cause a Material Adverse Change, including without limitation any notice of potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower or any Guarantor or their former Subsidiaries, or any of their leased or owned Property, wherever located;

    (m) OTHER GOVERNMENTAL NOTICES. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Guarantor, a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, or agreement with any Governmental Authority;

    (n) MATERIAL CHANGES. Prompt written notice of any condition or event of which the Borrower has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change or (ii) a breach of or noncompliance with any material term, condition, or covenant of any material contract to which the Borrower or any of the Guarantors is a party or by which they or their properties may be bound;

    (o) DISPUTES, ETC. Prompt written notice of any claims, proceedings, or disputes, or to the knowledge of the Borrower threatened, or affecting the Borrower, or any of the Guarantors which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of the Guarantors has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any of the Guarantors; and

    (p) OTHER INFORMATION. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower or any of the Guarantors, as any Bank through the Agent may from time to time reasonably request. The Agent agrees to provide the Banks with copies of any material notices and information delivered solely to the Agent pursuant to the terms of this Agreement.

    Section 5.07. MAINTENANCE OF PROPERTY. The Borrower shall, and shall cause each of the Guarantors to, maintain their owned, leased, or operated Property in good condition and repair; and shall abstain, and cause each of the Guarantors to abstain from, and not knowingly or willfully permit the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

    Section 5.08. BANK ACCOUNTS. The Borrower and the Guarantors shall maintain the bank accounts indicated on the attached SCHEDULE 5.08 for the purposes indicated on such Schedule; shall cause each depositary institution maintaining a lock box, collection, revenue or other account in which proceeds of Collateral are deposited ("Revenue Accounts") to enter into an agreement with the Agent in substantially the form of Exhibit A to the Security Agreements; and agrees to deposit therein all proceeds of any sales of Hydrocarbons attributable to the Borrower's and the Guarantors' Oil and Gas Properties unless and until the Agent directs it to act otherwise. The Borrower or the Guarantors, as applicable, may, prior to the occurrence and continuance of a Default or Event of Default, make withdrawals from the Revenue Accounts to pay operating costs and expenses or to other bank accounts used to pay operating costs and expenses. After the occurrence and continuance of a Default or Event of Default, all amounts deposited in the Revenue Accounts shall be retained by the Agent as collateral for the Obligations. The Agent does not waive or relinquish any of its rights or interests arising under the Credit Documents by permitting the Borrower and the Guarantors to collect and deposit the proceeds of sales of Hydrocarbons attributable to Borrower's Oil and Gas Properties. The Borrower shall have no other bank accounts other than the accounts listed on SCHEDULE
5.08 and accounts for which the Agent has consented.

    Section 5.09. TITLE OPINIONS. Not later than February 28, 1998 with respect to Oil and Gas Properties included in the Collateral and prior to the inclusion of any Oil and Gas Properties in the Borrowing Base, the Borrower shall take such actions and execute and deliver such documents and instruments as the Agent shall require to ensure that the Agent shall, at all times, have received supplemental or new title opinions addressed to it issued by counsel to the Borrower that is experienced in the examination of title to Oil and Gas Properties (which title opinions shall be in form and substance acceptable to the Agent in its sole discretion and shall include opinions regarding the before payout and after payout ownership interests held by the Borrower and the Guarantors for all wells located on the Oil and Gas Properties covered thereby) as to the ownership of Oil and Gas Properties of the Borrower and the Guarantors included in the Borrowing Base, and reflecting that the Agent has an Acceptable Security Interest in such Oil and Gas Properties of the Borrower and the Guarantors, constituting at least 67.5% of the present value of the Proven Reserves of the Borrower and the Guarantors and at least 65% of the present value of the Proved Developed Producing Reserves of the Borrower and the Guarantors as determined by the Agent. If the Agent shall determine that, as of the date of any Borrowing Base determination, the Borrower shall have failed to comply with the preceding sentence, the Agent may notify the Borrower in writing of such failure and, within 30 days from and after receipt of such written notice by the Borrower, the Borrower shall execute and deliver to the Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the Agent in its reasonable business judgment as to the Borrower's and the Guarantor's ownership of such Oil and Gas Properties and the Agent's Lien and security interest therein as are required to maintain compliance with this Section 5.09.

    Section 5.10. INTEREST HEDGE ARRANGEMENTS. The Borrower shall have entered into hedging transactions as reasonably agreed upon by the Agent and the Borrower to fix, cap or collar the interest rate on the Revolving Advances at an interest rates to be agreed to by the Agent and the Borrower.

    Section 5.11. AGREEMENT TO PLEDGE. The Borrower shall, and shall cause each Guarantor to, grant to the Agent an Acceptable Security Interest in any Property of the Borrower or any Guarantor now owned or hereafter acquired promptly after receipt of a written request from the Agent.

    Section 5.12. INDEPENDENT DIRECTORS. If at any time hereafter while any Term Advances remain outstanding, the Borrower shall, within 90 days after receipt of a written request therefor from the Agent, obtain at least two independent, outside directors and such directors shall constitute at least 30% of the total directors of the Borrower, provided that, if the Term Advances are repaid in full during such 90 days, the Borrower shall not be required to comply with such request.

    Section 5.13. RBOC. No later than ten days after RBOC receives any assets, the Borrower will cause RBOC to execute and deliver to the Agent a Guaranty in substantially the form of Exhibit C-1, a Security Agreement in substantially the form of Exhibit I, and such other documents, governmental certificates, agreement as the Agent may reasonably request, together with such evidence of corporate authority to enter into such Credit Documents as the Agent may reasonably request, including without limitation, opinions of legal counsel regarding such corporate authority and the enforceability of such Credit Documents.

                                      ARTICLE VI

                                  NEGATIVE COVENANTS

    So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Revolving Commitment, the Borrower agrees, unless the Majority Banks otherwise consent in writing, to comply with the following covenants.

    Section 6.01. LIENS, ETC. The Borrower shall not create, assume, incur, or suffer to exist, or permit any of the Guarantors to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and the Guarantors may create, incur, assume, or suffer to exist:

    (a)  Liens securing the Obligations;

    (b) Liens specified in the attached SCHEDULE 6.01 on the Property owned by the Borrower and the Guarantors which is specified therein securing only the Debt disclosed to be secured by such Liens therein;

    (c) Liens securing purchase money Debt or Capital Leases to the extent such Debt is permitted under Section 6.02(f); PROVIDED that (i) each such Lien only encumbers the property acquired in connection with the creation of such Debt or Capital Lease and all proceeds therefrom and (ii) the fair market value of the collateral securing any such Debt may exceed the outstanding principal amount of such Debt only to the extent such excess is within customary commercial bank lending and collateralization requirements;

    (d) Liens for taxes, assessments, or other governmental charges or levies not yet due or that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;

    (e) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided such reserve as may be required by GAAP shall have been made therefor;

    (f) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of the Borrower or the relevant Guarantor to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

    (g) easements, rights-of-way, restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of Borrower or any Guarantor or materially detract from the value or use of the Property to which they apply; and

    (h) Liens of record under terms and provisions of the leases, unit agreements, assignments, and other transfer of title documents in the chain of title under which the Borrower or the relevant Guarantor acquired the Property, which have been disclosed to the Agent.

    Section 6.02. DEBTS, GUARANTIES, AND OTHER OBLIGATIONS. The Borrower shall not, and shall not permit any of the Guarantors to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:

    (a)  Debt of the Borrower and the Guarantors under the Credit Documents;

    (b)  Debt of the Borrower and the Guarantors and disclosed in the attached
SCHEDULE 6.02 and any extensions, rearrangements, and modifications thereof which do not increase the principal amount thereof or the interest rate charged thereon above a market rate of interest;

    (c) Debt of RBOC or Gulf States owing to the Borrower; PROVIDED that such Debt is incurred in the ordinary course of business and is subordinated to the Obligations in a manner satisfactory to the Agent and does not exceed $3,000,000.00 in the aggregate principal outstanding;

    (d) Debt in the form of obligations for the deferred purchase price of property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

    (e) Debt existing under Interest Hedge Agreements and Hydrocarbon Hedge Agreements; and

    (f) Debt not otherwise permitted under this Section 6.02 in an aggregate principal amount outstanding at any time not to exceed $500,000.00.

    Section 6.03.  AGREEMENTS RESTRICTING LIENS AND DISTRIBUTIONS.  The
Borrower shall not, nor shall it permit any of the Guarantors to, enter into any agreement (other than a Credit Document) which except with respect to specific Property encumbered to secure payment of Debt related to such Property, imposes restrictions upon the creation or assumption of any Lien upon its Properties, revenues or assets, whether now owned or hereafter acquired.

    Section 6.04. MERGER OR CONSOLIDATION; ASSET SALES. The Borrower shall not, and shall not permit any of the Guarantors to:

    (a)  merge or consolidate with or into any other Person; or

    (b) sell, lease, transfer, or otherwise dispose of any of its Property outside of the ordinary course of business or any of its Oil and Gas Properties, except (i) sales of Hydrocarbons in the ordinary course of business, (ii) sales of assets (other than Oil and Gas Properties) outside the ordinary course of business in an aggregate amount for any fiscal year not to exceed $100,000.00,
(iii) sales of Oil and Gas Properties outside the ordinary course of business in a transaction or related series of transactions with aggregate consideration of $100,000.00 or less or an aggregate consideration for all such transactions of $300,000.00 or less; PROVIDED that the Borrower shall have made any prepayments required by Section 2.05(d) contemporaneously with the closing of any such asset sale; and (v) sales of equipment no longer used or useful in the Borrower or the Guarantors' business or equipment salvaged in connection with any plugging or abandonment of any well.

    Section 6.05. RESTRICTED PAYMENTS. The Borrower shall not, and shall not permit any of the Guarantors to, make or pay any Restricted Payment other than any Restricted Payment made in connection with the redemption of the Borrower's Series A Preferred Stock and Series B Preferred Stock; PROVIDED, however that
(a) no Default or Event of Default has occurred and is continuing, (b) each of the Borrower's Series B Preferred Stockholders shall have executed and delivered to the Agent for the benefit of the Banks a Limited Guaranty and (c) any promissory notes issued by the Borrower to the Series B Preferred Stockholders in an amount equal to the redemption amount of such Series B Preferred Stockholder's Series B Preferred Stock shall be (i) in form and substance and
(ii) subordinated to the Obligations under the Credit Agreement on terms satisfactory to the Agent.

    Section 6.06. INVESTMENTS. The Borrower shall not, and shall not permit any of the Guarantors to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person, except:

    (a)  Liquid Investments;

    (b) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

    (c) oil and gas farm-ins, oil and gas development joint ventures and limited partnerships, and similar transactions, in each case in the ordinary course of business; and

    (d) loans, advances, or capital contributions to, or investment in, or purchases or commitments to purchase any stock or other securities or evidences of indebtedness of or interests in any Person, specified in the attached
SCHEDULE 6.06.

    Section 6.07. LIMITATION ON SPECULATIVE HEDGING. The Borrower shall not, and shall not permit any of the Guarantors to, purchase, assume, or hold a speculative position in any commodities market or futures market.

    Section 6.08.  AFFILIATE TRANSACTIONS.

         (a) Except as expressly permitted elsewhere in this Agreement or otherwise approved in writing by the Agent, the Borrower shall not, and shall not permit any of the Guarantors to, make, directly or indirectly: (i) any investment in any Affiliate; (ii) any transfer, sale, lease, assignment, or other disposal of any assets to any such Affiliate or any purchase or acquisition of assets from any such Affiliate; or (iii) any arrangement or other transaction directly or indirectly with or for the benefit of an such Affiliate (including without limitation, guaranties and assumptions of obligations of an Affiliate); PROVIDED that the Borrower and the Guarantors may enter into any arrangement or other transaction with any such Affiliate providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and the Guarantors as the monetary or business consideration which it would obtain in a comparable arm's length transaction with a Person not such an Affiliate.

    (b) After the occurrence and during the continuance of any Default or Event of Default, the Borrower shall not, and shall not permit any Guarantor to, make any payment to any shareholder of the Borrower, including any payments for directors fees, salaries, bonuses, loan payments, reimbursements, or otherwise (other than base salary, which shall in no event exceed 85% of the base annual salary as of the Effective Date, and reimbursements of actual out-of-pocket expenses incurred in the ordinary course of business payable to William W. Talley II and Larry
E. Lee).

    Section 6.09. COMPLIANCE WITH ERISA. The Borrower shall not, and shall not permit any of the Guarantors to, (a) terminate, or permit any Affiliate to terminate, any Plan so as to result in any material (in the opinion of the Majority Banks) liability of the Borrower or any of its Affiliates to the PBGC or (b) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Majority Banks) risk of such a termination by the PBGC of any Plan.

    Section 6.11. SALE-AND-LEASEBACK. The Borrower shall not, nor shall it permit any of the Guarantors to, sell or transfer to a Person any property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Guarantor shall lease as lessee such property or any part thereof or other property which the Borrower or a Guarantor intends to use for substantially the same purpose as the property sold or transferred.

    Section 6.12. NO SUBSIDIARIES. The Borrower shall not, and shall not permit any Guarantor to, have any Subsidiaries, except those Subsidiaries listed on Schedule 4.01.

    Section 6.13. CHANGE OF BUSINESS. The Borrower shall not, nor shall it permit any of the Guarantors to, materially change the character of their business as presently and normally conducted or engage in any type of business not related to their business as presently and normally conducted.

    Section 6.14. ORGANIZATIONAL DOCUMENTS, NAME CHANGE. The Borrower shall not, nor shall it permit any of the Guarantors to, amend, supplement, modify or restate their articles or certificate of incorporation and bylaws or other equivalent organizational documents without the prior the written consent of the Agent, which consent shall not be unreasonably withheld provided that such amendments, supplements, modifications or restatements are in form and substance reasonably satisfactory to the Agent. The Borrower shall not, nor shall it permit any of the Guarantors to, change their name without giving the Agent reasonable notice thereof. The Borrower agrees that at any time, at the Borrower's expense, the Borrower will, or will cause any of the Guarantors to, promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or that the Agent or any Bank may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

    Section 6.15. GENERAL AND ADMINISTRATIVE EXPENSES. The Borrower shall not permit the combined general and administrative expenses of the Borrower and the Guarantors (which shall include directors fees, salaries, and other ordinary course of business payments to the Borrower's shareholders, but which shall not include expenses incurred in connection with this Agreement to the extent not capitalized and expenses incurred in connection with the prosecution or defense of any litigation), net of billings for third party reimbursements, to be more than $4,400,000.00 for any four fiscal quarter period ending after the Effective Date. The Borrower shall provide the Agent sufficient detail (including details on all cash compensation and payments to all equity holders of the Borrower) to support the incurrence of all of its general and administrative expenses. Upon the occurrence of a Default, the permitted general and administrative expenses shall be reduced by one-third but such reduction shall not adversely affect the operations of the Borrower and the Guarantors.

    Section 6.16. CAPITAL EXPENDITURES. The Borrower shall not permit the consolidated Capital Expenditures of the Borrower and the Guarantors to exceed in any fiscal year the amount agreed to for such fiscal year between the Borrower, the Agent and the Majority Banks, which amount shall be based upon the Borrower's operating budget for such fiscal year. Notwithstanding the foregoing, the Borrower and the Guarantors may incur ordinary course of business Capital Expenditures in connection with routine maintenance of capital assets and Capital Expenditures of up to $50,000.00 for any single item or project not included in the Borrower's operating budget as approved by the Agent and the Majority Banks.

    Section 6.17. RENTAL EXPENSE. The Borrower shall not permit the consolidated Rental Expense of the Borrower and the Guarantors to exceed $500,000.00 in any fiscal year of the Borrower.

    Section 6.18. ACCOUNTS PAYABLE. The Borrower shall not, and shall not permit any Guarantor to, to have any trade payable be due more than 90 days, except for trade payable subject to a bona fide dispute and for which adequate reserves are maintained in accordance with GAAP.

    Section 6.19. ADVANCE PAYMENT CONTRACTS. The Borrower shall not, and shall not permit any Guarantor to, enter into or be a party to any Advance Payment Contract with respect to any Oil and Gas Properties that are Collateral.

    Section 6.20. CURRENT RATIO. The Borrower shall not permit the ratio of the consolidated current assets of the Borrower and the Guarantors to the consolidated current liabilities of the Borrower and the Guarantors to be less than 1.00 to 1.00 at any time.

    Section 6.21. INTEREST COVERAGE RATIO. The Borrower shall not permit as of the last day of any fiscal quarter the ratio of (a) consolidated EBITDA for the Borrower and the Guarantors for the four fiscal quarters ending on such date to (b) Interest Expense for such period to be less than (i) 2.25 to 1.00 from the Effective Date through December 31, 1997 and (ii) 2.50 to 1.00 thereafter.

    Section 6.22. DEBT SERVICE RATIO. The Borrower shall not permit as of the last day of any fiscal quarter the ratio of (a) consolidated EBITDA for the Borrower and the Guarantors for the four fiscal quarters ending on such date to
(b) consolidated scheduled and required principal payments on Debt for the Borrower and the Guarantors and Interest Expense for such period to be less than
1.25 to 1.00.


                                     ARTICLE VII

                                       REMEDIES

    Section 7.01. EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an "Event of Default" under any Credit Document:

    (a) PAYMENT. The Borrower shall fail to pay when due any principal, interest, fees, reimbursements, indemnifications, or other amounts payable hereunder, under the Notes, or under any other Credit Document;

    (b) REPRESENTATION AND WARRANTIES. Any representation or warranty made or deemed to be made (i) by the Borrower in this Agreement or in any other Credit Document, (ii) by the Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, or (iii) by any Guarantor in any Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made;

    (c) COVENANT BREACHES. (i) The Borrower shall (A) fail to perform or observe any covenant contained in Section 5.02(a), 5.05, or 5.08 or Article VI of this Agreement or (B) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Credit Document which is not covered by clause (i)(A) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days after written notice of such default shall have been given to such Person by the Agent or any Bank or for 10 days after such Person had actual knowledge of such default PROVIDED that such Person did not give written notice thereof to the Agent within such 10 days or (ii) any Guarantor shall fail to perform or observe any covenant contained in its Guaranty;

    (d) CROSS-DEFAULTS. (i) The Borrower or any Guarantor shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $100,000.00 individually or when aggregated with all such Debt of the Borrower or the Guarantors so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $100,000.00 individually or when aggregated with all such Debt of the Borrower and the Guarantors so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

    (e) INSOLVENCY. The Borrower or any of the Guarantors shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of the Guarantors seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any such Guarantor, either such proceeding shall remain undismissed for a period of 30 days or any of the actions sought in such proceeding shall occur; or the Borrower or any of the Guarantors shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);

    (f) JUDGMENTS. Any judgment or order for the payment of money in excess of $100,000.00 shall be rendered against the Borrower or any of the Guarantors and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

    (g) TERMINATION EVENTS. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Agent, (i) such Termination Event shall not have been corrected and (ii) the then present value of such Plan's vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $100,000.00 (or in the case of a Termination Event involving the withdrawal of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount);

    (h) PLAN WITHDRAWALS. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $100,000.00;

    (i) BORROWING BASE. Any failure to cure any Borrowing Base deficiency in accordance with Section 2.05;

    (j) GUARANTIES. Any provision of any Guaranty shall for any reason cease to be valid and binding on the applicable Guarantor or the applicable Guarantor shall so state in writing;

    (k) SECURITY DOCUMENTS. Any Security Document shall at any time and for any reason cease to create the Lien on the property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by the Borrower or any Guarantor;

    (l) CHANGE OF CONTROL. Any change in the ownership of the Borrower from the ownership on the Effective Date; or

    (m) MANAGEMENT. Either William W. Talley II or Larry E. Lee shall cease to serve actively as an officer of the Borrower by reason of resignation, action by the board of directors or owners of the Borrower, or otherwise.

    Section 7.02. OPTIONAL ACCELERATION OF MATURITY. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,

    (a) the Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the obligation of each Bank and the Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Credit Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

    (b) the Borrower shall, on demand of the Agent at the request or with the consent of the Majority Banks, deposit with the Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations; and

    (c) the Agent shall at the request of, or may with the consent of, the Majority Banks proceed to enforce its rights and remedies under the Security Documents, the Guaranties, and any other Credit Document for the ratable benefit of the Banks by appropriate proceedings.

    Section 7.03. AUTOMATIC ACCELERATION OF MATURITY. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

    (a) (i) the obligation of each Bank and the Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Credit Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

    (b) the Borrower shall deposit with the Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations; and

    (c) the Agent shall at the request of, or may with the consent of, the Majority Banks proceed to enforce its rights and remedies under the Security Documents, the Guaranties, and any other Credit Document for the ratable benefit of the Banks by appropriate proceedings.

    Section 7.04. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, the Agent and each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent or such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Agent or such Bank, and the other Credit Documents, irrespective of whether or not the Agent or such Bank shall have made any demand under this Agreement, such Notes, or such other Credit Documents, and although such obligations may be unmatured. The Agent and each Bank agrees to promptly notify the Borrower after any such set-off and application made by the Agent or such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and each Bank under this Section 7.04 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Agent or such Bank may have.

    Section 7.05. ACTIONS UNDER CREDIT DOCUMENTS. Following an Event of Default, the Agent shall at the request, or may with the consent, of the Majority Banks, take any and all actions permitted under the other Credit Documents, including enforcing its rights under the Security Documents and the Guaranty for the ratable benefit of the Banks.

    Section 7.06. NON-EXCLUSIVITY OF REMEDIES. No remedy conferred upon the Agent is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.


                                     ARTICLE VIII

                            THE AGENT AND THE ISSUING BANK

    Section 8.01. AUTHORIZATION AND ACTION. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Credit Document (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes; PROVIDED, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, any other Credit Document, or applicable law.

    Section 8.02. AGENT'S RELIANCE, ETC. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken (INCLUDING THE AGENT'S OWN NEGLIGENCE) by it or them under or in connection with this Agreement or the other Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent;
(b) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties, or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of the Borrower or the Guarantors or to inspect the property (including the books and records) of the Borrower or the Guarantors; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Credit Document; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

    Section 8.03. THE AGENT AND ITS AFFILIATES. With respect to its Commitments, the Advances made by it and the Notes issued to it, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent. The term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of the Guarantors, and any Person who may do business with or own securities of the Borrower or any such Guarantor, all as if the Agent were not an agent hereunder and without any duty to account therefor to the Banks.

    Section 8.04. BANK CREDIT DECISION. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the Financial Statements and the Interim Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it shall, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

    Section 8.05. INDEMNIFICATION. THE BANKS SEVERALLY AGREE TO INDEMNIFY THE AGENT AND THE ISSUING BANK AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES,

AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE AGENT AND THE ISSUING BANK IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE AGENT OR THE ISSUING BANK UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING THE AGENT'S AND THE ISSUING BANK'S OWN NEGLIGENCE), PROVIDED THAT NO BANK SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE AGENT'S AND THE ISSUING BANK'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH BANK AGREES TO REIMBURSE THE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

    Section 8.06. SUCCESSOR AGENT AND ISSUING BANK. The Agent or the Issuing Bank may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Majority Banks upon receipt of written notice from the Majority Banks to such effect. Upon receipt of notice of any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent or Issuing Bank only with the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Agent or Issuing Bank shall have been so appointed by the Majority Banks with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the retiring Agent's or Issuing Bank's giving of notice of resignation or the Majority Banks' removal of the retiring Agent or Issuing Bank, then the retiring Agent or Issuing Bank may, on behalf of the Banks and the Borrower, appoint a successor Agent or Issuing Bank, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.00 and, in the case of the Issuing Bank, a Bank. Upon the acceptance of any appointment as Agent or

Issuing Bank by a successor Agent or Issuing Bank, such successor Agent or Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Agent or Issuing Bank, and the retiring Agent or Issuing Bank shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Issuing Bank shall remain the Issuing Bank with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Bank with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Bank until the termination of all such Letters of Credit. After any retiring Agent's or Issuing Bank's resignation or removal hereunder as Agent or Issuing Bank, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Issuing Bank under this Agreement and the other Credit Documents.


                                      ARTICLE IX

                                    MISCELLANEOUS

    Section 9.01. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, however, that no amendment, waiver, or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Section 3.01 or 3.02, (b) increase the Revolving Commitment of the Banks, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or extend the Revolving Maturity Date or the Term Maturity Date, (e) change the percentage of Banks which shall be required for the Banks or any of them to take any action hereunder or under any other Credit Document, (f) amend Section 2.11 or this
Section 9.01, (g) amend the definition of "Majority Banks," (h) release any Guarantor from its obligations under any Guaranty, or (i) release any collateral securing the Obligations, except for releases of Collateral sold as permitted by this Agreement; and PROVIDED, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent or the Issuing Bank in addition to the Banks required above to take such action, affect the rights or duties of the Agent or the Issuing Bank, as the case may be, under this Agreement or any other Credit Document.

    Section 9.02. NOTICES, ETC. All notices and other communications shall be in writing (including, without limitation, telecopy or telex) and mailed by certified mail, return receipt requested, telecopied, telexed, hand delivered, or delivered by a nationally recognized overnight courier, at the address for the appropriate party specified in SCHEDULE 1 or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when so mailed, telecopied, telexed, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when telecopy transmission is completed, when confirmed by telex answer-back, or when delivered by such messenger or courier, respectively, except that notices and communications to the Agent pursuant to
Article II or VIII shall not be effective until received by the Agent.

    Section 9.03. NO WAIVER; REMEDIES. No failure on the part of any Bank, the Agent, or the Issuing Bank to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

    Section 9.04.  COSTS AND EXPENSES.  The Borrower agrees to pay on demand
(a) all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, the Guaranties, and the other Credit Documents including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect to advising the Agent as to its rights and responsibilities under this Agreement, and (b) all out-of-pocket costs and expenses, if any, of the Agent, the Issuing Bank, and each Bank (including, without limitation, reasonable counsel fees and expenses of the Agent, the Issuing Bank, and each Bank) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, the Guaranties, and the other Credit Documents.

    Section 9.05. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent, and when the Agent shall have, as to each Bank, either received a counterpart hereof executed by such Bank or been notified by such Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, the Issuing Bank, and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Bank.

    Section 9.06.  BANK ASSIGNMENTS AND PARTICIPATIONS.

    (a) ASSIGNMENTS. Any Bank may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, the Notes held by it, and the participation interest in the Letter of Credit Obligations held by it); PROVIDED, HOWEVER, that (i) each such assignment shall be of a constant, and not a varying, percentage of such Bank's rights and obligations assigned under this Agreement, (ii) the amount of the Commitments and Advances of such Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be, if to an entity other than a Bank, not less than $5,000,000.00 and shall be an integral multiple of $1,000,000.00,
(iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, and (v) each Eligible Assignee (other than the Eligible Assignee of the Agent) shall pay to the Agent a $2,500 administrative fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (B) such Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

    (b) TERM OF ASSIGNMENTS. By executing and delivering an Assignment and Acceptance, the Bank thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Guarantors or the performance or observance by the Borrower or the Guarantors of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.05 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such Bank or any other
Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and
(vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

    (c)  THE REGISTER.  The Agent shall maintain at its address referred to in
Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Advances owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent, the Issuing Bank, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

    (d) PROCEDURES. Upon its receipt of an Assignment and Acceptance executed by a Bank and an Eligible Assignee, together with the Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached EXHIBIT A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Agent in exchange for the surrendered Notes (A) if such Eligible Assignee has acquired a Revolving Commitment, a new Revolving Note to the order of such Eligible Assignee in an amount equal to the Revolving Commitment assumed by it pursuant to such Assignment and Acceptance and, if such Eligible Assignee has acquired any Term Advances, a new Term Note to the order of such Eligible Assignee in an amount equal to the outstanding principal amount of the Term Advances assigned to such Eligible Assignee and (B) if such Bank has retained any Revolving Commitment hereunder, a new Revolving Note to the order of such Bank in an amount equal to the Revolving Commitment retained by it hereunder and, if such Bank has retained any Term Advances, a new Term Note to the order of such Bank in an amount equal to the outstanding principal amount of the Term Advances retained by such Bank. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached EXHIBIT H-1 AND H-2, respectively.

    (e) PARTICIPATIONS. Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, its participation interest in the Letter of Credit Obligations, and the Notes held by it); PROVIDED, HOWEVER, that
(i) such Bank's obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Agent, and the Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (v) such Bank shall not require the participant's consent to any matter under this Agreement, except for change in the principal amount of the Notes, reductions in fees or interest, releasing all or substantially all of any collateral, or extending the Revolving Maturity Date or the Term Maturity Date. The Borrower hereby agrees that participants shall have the same rights under Sections 2.12, 2.13, 2.14(c), and 9.07 as a Bank to the extent of their respective participations.

    Section 9.07. INDEMNIFICATION. THE BORROWER SHALL INDEMNIFY THE AGENT, THE BANKS, THE ISSUING BANK, AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS FROM, AND DISCHARGE, RELEASE, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, OR DAMAGES WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THEM IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THEM UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSE INCURRED BY REASON OF THE PERSON BEING INDEMNIFIED'S OWN NEGLIGENCE), BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSES INCURRED BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED.

    Section 9.08. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

    Section 9.09. SURVIVAL OF REPRESENTATIONS, ETC. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Banks, none of which investigations shall diminish any Bank's right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.12, 2.13, 2.14(c), 9.04, and 9.07 and all of the obligations of the Banks in Section 8.05 shall survive any termination of this Agreement and repayment in full of the Obligations.

    Section 9.10. SEVERABILITY. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

    Section 9.11. BUSINESS LOANS. The Borrower warrants and represents that the Loans evidenced by the Notes are and shall be for business, commercial, investment, or other similar purposes and not primarily for personal, family, household, or agricultural use, as such terms are used in Chapter One ("Chapter One") of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the "indicated rate ceiling" (as such term is defined in Chapter One) from time to time in effect.

    Section 9.12. GOVERNING LAW. This Agreement, the Notes and the other Credit Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Without limiting the intent of the parties set forth above, (a) Chapter 15, Subtitle 3, Title 79, of the Revised Civil Statutes of Texas, 1925, as amended (relating to revolving loans and revolving tri-party accounts), shall not apply to this Agreement, the Notes, or the transactions contemplated hereby and (b) to the extent that any Bank may be subject to Texas law limiting the amount of interest payable for its account, such Bank shall utilize the indicated (weekly) rate ceiling from time to time in effect as provided in Article 5069-1.04 of the Revised Civil Statutes of Texas, as amended. Each Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 500 (1993 version).

    THE BORROWER, THE BANKS, THE ISSUING BANK AND THE AGENT HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND IRREVOCABLY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF HARRIS COUNTY, TEXAS, AND THE SOUTHERN DISTRICT OF TEXAS FOR THE RESOLUTION OF ANY DISPUTES UNDER THIS AGREEMENT AND THE CREDIT DOCUMENTS, AND HEREBY IRREVOCABLY WAIVE ANY CLAIM THAT SUCH JURISDICTION IS IMPRACTICAL OR INCONVENIENT.

    THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

    THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

    EXECUTED as of the date first above written.

                                       BORROWER:

                                       RAMCO OPERATING COMPANY


                                       By: /s/  LARRY E. LEE
                                          ---------------------------------
                                                Larry E. Lee
                                                President

                                       AGENT:

                                       UNION BANK OF CALIFORNIA, N.A.


                                       By: /s/ TONY R. WEBER
                                          --------------------------------------
                                               Tony R. Weber
                                               Senior Vice President and Manager


                                       By: /s/ CARL STUTZMAN
                                          --------------------------------------
                                               Carl Stutzman
                                               Vice President


                                       BANKS:

REVOLVING COMMITMENT                   UNION BANK OF CALIFORNIA, N.A.
$32,500,000.00
TERM COMMITMENT
$3,500,000.00                          By: /s/ TONY R. WEBER
                                          --------------------------------------
                                               Tony R. Weber
                                               Senior Vice President and Manager


                                       By: /s/ CARL STUTZMAN
                                          --------------------------------------
                                               Carl Stutzman
                                               Vice President

                                  EXHIBIT H-1

                  FORM OF AMENDED AND RESTATED REVOLVING NOTE


$___________________                                      ______________ __,____


    For value received, the undersigned RAMCO Operating Company, a Delaware corporation ("Borrower"), hereby promises to pay to the order of __________________________ ("Bank") the principal amount of
____________________ Dollars ($__________) or, if less, the aggregate outstanding principal amount of the Revolving Advances (as defined in the Credit Agreement referred to below) made by the Bank to the Borrower, together with interest on the unpaid principal amount of the Revolving Advances from the date of such Revolving Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

    This Note is one of the Amended and Restated Revolving Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Amended and Restated Credit Agreement dated as of December 12, 1997 (as the same may be amended or modified from time to time, the "Credit Agreement"), among the Borrower, the banks party thereto (the "Banks") and Union Bank of California, N.A., as agent for the Banks (the "Agent"). Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Revolving Advances by the Bank to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Advance being evidenced by this Note and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

    Both principal and interest are payable in lawful money of the United States of America to the Agent at the location or address specified by the Agent to the Borrower in same day funds. The Bank shall record payments of principal made under this Note, but no failure of the Bank to make such recordings shall affect the Borrower's repayment obligations under this Note.

    This Note is secured by the Security Documents and guaranteed under the Guaranties.

    Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.

    This Note shall be governed by, and construed and enforced in accordance with, the laws of the state of Texas (except that Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15, which regulates certain revolving credit loan accounts shall not apply to this Note).

                             RAMCO OPERATING COMPANY



                             By:
                                ---------------------------------------------
                             Name:
                                  -------------------------------------------
                             Title:
                                   ------------------------------------------

                                  EXHIBIT H-2

                     FORM OF AMENDED AND RESTATED TERM NOTE


$________________                                     ________________ __, ____


    For value received, the undersigned RAMCO Operating Company, a Delaware corporation ("Borrower"), hereby promises to pay to the order of __________________________ ("Bank") the principal amount of
____________________ Dollars ($__________) or, if less, the aggregate outstanding principal amount of the Term Advances (as defined in the Credit Agreement referred to below) made by the Bank to the Borrower, together with interest on the unpaid principal amount of each such Term Advance from the date of such Term Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

    This Note is one of the Amended and Restated Term Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Amended and Restated Credit Agreement dated as of December 12, 1997 (as the same may be amended or modified from time to time, the "Credit Agreement"), among the Borrower, the banks party thereto (the "Banks") and Union Bank of California, N.A., as agent for the Banks (the "Agent"). Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the continuing of the Term Advances by the Bank to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Term Advance being evidenced by this Note and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

    Both principal and interest are payable in lawful money of the United States of America to the Agent at the location or address specified by the Agent to the Borrower in same day funds. The Bank shall record payments of principal made under this Note, but no failure of the Bank to make such recordings shall affect the Borrower's repayment obligations under this Note.

    This Note is secured by the Security Documents and guaranteed under the Guaranties.

    Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.

    This Note shall be governed by, and construed and enforced in accordance with, the laws of the state of Texas (except that Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15, which regulates certain revolving credit loan accounts shall not apply to this Note).

                             RAMCO OPERATING COMPANY



                             By:
                                ---------------------------------------------
                             Name:
                                  -------------------------------------------
                             Title:
                                   ------------------------------------------